UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HEALTHCARE SERVICES GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This revised Proxy Statement on Schedule 14A is being filed solely to include Inline XBRL with the filing for Healthcare Services Group, Inc.’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2023 (the “2023 Proxy Statement”). Except as specifically discussed in this Explanatory Note, the inclusion of Inline XBRL per section Section 14(i) of the Exchange Act does not otherwise supplement any other disclosures in the 2023 Proxy Statement. In addition, the inclusion of Inline XBRL does not reflect events occurring after the date of the 2023 Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

If you are a stockholder and you have already voted, you do not need to vote again unless you desire to change or revoke your prior vote on any proposal.

HEALTHCARE SERVICES GROUP, INC.
3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 30, 2023
To the Shareholders of
HEALTHCARE SERVICES GROUP, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Shareholders of Healthcare Services Group, Inc. (the “Company”) will be held at the Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, Pennsylvania 19020, on May 30, 2023, at 10:00 A.M. (EDT), for the following purposes:

(1)	To elect nine directors;

(2)	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2023;

(3)	To approve an amendment to the Company’s 2020 Omnibus Incentive Plan to increase the number of shares of our common stock authorized for issuance by 2,500,000 shares;

(4)	To consider an advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement; and

(5)	To consider an advisory vote on the frequency of future shareholder advice on executive compensation.

(6)	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Only shareholders of record at the close of business on March 29, 2023 will be entitled to notice of and to vote at the Annual Meeting.
Important Notice Regarding the Availability of
Proxy Materials for the Shareholders
Meeting to be held on May 30, 2023
The proxy statement and annual report to shareholders are available under “2023 Investor Materials” at www.proxydocs.com/hcsg.
Whether or not you expect to attend the Annual Meeting, shareholders can sign and promptly mail the enclosed proxy in order that your shares may be voted for you. A return envelope is provided for your convenience.

By Order of the Board of Directors,
JUDE VISCONTO Chairman

Dated:	April 28, 2023
Bensalem, Pennsylvania

HEALTHCARE SERVICES GROUP, INC.
3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 30, 2023

SUMMARY OF THIS PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders (the “Annual Meeting”) of Healthcare Services Group, Inc. (the “Company,” “HCSG,” “we,” “us” or “our”) to be held on Tuesday, May 30, 2023, beginning at 10:00 a.m. (EDT), at the Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, Pennsylvania 19020, and at any postponements or adjournments thereof.

At the Annual Meeting, shareholders will hear an update on the Company’s operations, have a chance to meet some of our directors and executives and will act on the following matters:

Proposal No.	Proposal Description	Recommendation of the Board
(1)	To elect nine directors;	FOR each of the nominees

(2)	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2023;	FOR

(3)	To approve an amendment to the Company’s 2020 Omnibus Incentive Plan to increase the number of shares of our common stock authorized for issuance by 2,500,000 shares;	FOR

(4)	To consider an advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement; and	FOR

(5)	To consider an advisory vote on the frequency of future shareholder advice on executive compensation.	FOR one year

Only holders of record of our Common Stock, $.01 par value (the “Common Stock”) at the close of business on March 29, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were issued and outstanding approximately 74,194,000 shares of our Common Stock.

Each share of Common Stock entitles the holder thereof to one vote. This Proxy Statement is being mailed to shareholders on or about April 21, 2023.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 1

Our Company

HCSG has over 45 years of experience in managing housekeeping and laundry services and over 25 years of experience in managing dining and nutritional services in hospitals, nursing homes, rehabilitation centers and retirement homes in communities across the United States. Our housekeeping and laundry departments support Infection Prevention and Control initiatives, while our experienced and expertly trained Registered Dietitians work in close collaboration with Medical Directors, Administrators, Directors of Nursing and Dining Managers to deliver people-centered nutritional care, assisted by Dining Services programs that source premium food products – those produced locally as well as familiar, national brands - recognizing resident preferences and dietary restrictions.

We, our clients, vendors and business partners remain challenged by the lingering effects of the COVID-19 pandemic and the global economic crisis that has resulted from it. We appreciate and are deeply grateful for the efforts of our over 35,000 employees, who provided consistent exemplary care, and recognize HCSG’s frontline leaders for their extraordinary leadership, courage, and grit over the past year. Our Managers and Associates continued to lead and serve on the frontlines through the COVID-19 pandemic while tirelessly supporting our customers and helping to ensure the well-being of America’s most vulnerable.

Our Employees

We support our employees by investing in education, opportunities for advancement and engagement and recognition. Some of our programs include:

•Proactive and ongoing training focused on the safety of our workforce, assessing developing risks and providing appropriate personal protective equipment and instituting other measures to safeguard our employees;
•Career development and promotional pathways for all employees
•Access to a Manager-In-Training Program for all qualified and motivated employees, regardless of formal education level achieved; and
•Employee Engagement and Recognition Program, including Going Beyond Awards, recognition pins for company tenure and military service and the implementation of retention and referral bonuses.

To support our employees who are in need of emergency, hardship and disaster assistance, the Company has established The Going Beyond Assistance Fund, a 501(c)(3) nonprofit, to provide such assistance to HCSG employees and their dependents or family members in need.

Commitment to Equal Employment Opportunities and Diversity

HCSG is committed to respecting the dignity and worth of all individuals and encouraging all of our employees to reach their full potential. HCSG provides equal opportunity to all of our employees and applicants for employment.

Such commitments have fostered diversity among our teams. As of December 31, 2022, our workforce consisted of:

•70% women and 63% individuals who are Black, Indigenous, or people of color ("BIPOC");
•Our field-based management positions are comprised of 65% women and 44% BIPOC; and
•Women and BIPOC are among our top quartile of compensation for employees at 63% and 51%, respectively.

Environmental Commitment

Consistent with the Company’s Environmental, Health and Safety Policy, the Company continues to seek innovative ways to reduce the impact our services have on the environment and minimize our use of natural resources, toxic products and generation of waste. In addition, we take great effort to utilize chemicals and supplies that are safer for our employees and for those we serve. Some of those efforts include:

•Using concentrated chemicals, which reduce water use and transportation loads (with the attendant reduction in fuel consumption and emissions);
•Leveraging chemicals and supplies with an array of environmental certifications, such as Green Seal, UL ECOLOGO, USDA Certified Biobased Products and Green Guard Gold;
•Utilizing paper products that are 99% ECOLOGO certified, 50% compostable, 90% EPA compliant and Green Seal Certified;
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•Investing in technologies such as Electrostatic Sprayers that offer eco-friendly touchless application for sufficient and even coverage of chemical while reducing cross-contamination;
•Utilizing locally sourced produce, bakery and dairy as available and utilizing proprietary food production software and menu design to minimize food waste; and
•Working with our E-Fleet Vendor on analyzing the use of hybrid or electric vehicles for our field based management team.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. These include corporate governance standards and disclosure requirements resulting from the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition, the NASDAQ Stock Market LLC (“NASDAQ”) also has corporate governance and listing requirements. Our corporate governance policies are available on our website at http://investor.hcsgcorp.com/governance.

BOARD OF DIRECTORS.    The business of the Company is managed under the direction of the Board of Directors (the “Board”). The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings and also acts by unanimous written consent when necessary and appropriate. The Board met four times during the fiscal year ended December 31, 2022. During 2022, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during 2022, and (ii) the total number of meetings held by each committee of the Board on which such member served during 2022. We do not have a policy with regard to attendance by directors at annual meetings of shareholders. Two directors attended the 2022 Annual Meeting of Shareholders.
Healthcare Services Group, Inc. | 2023 Proxy Statement | 3

The 2023 nominees to serve on the Board are as follows:

Name, Age and Principal Occupations and Public Directorships for the past five years	Director Since
Diane S. Casey, RN, 69, is a retired Clinical Nursing Coordinator (CNC) of Endoscopy at Huntingdon Valley Surgery Center, an AAAHC accredited healthcare facility, where Ms. Casey worked for more than five years before her retirement in 2019. Previously, Ms. Casey was employed at Holy Redeemer Health Systems in various surgical nursing and management positions.	2011	[1,2]
Daniela Castagnino, 48, has been an Information Specialist at United Spinal Association, a national 501(c)(3) non-profit membership organization dedicated to enhancing the quality of life of all people living with spinal cord injuries and disorders (SCI/D), for more than the past five years. Previously, Ms. Castagnino was an international consultant for Lazos Profesionales Asociación Civil and the Inter-American Development Bank.	2018	[3]
Robert L. Frome, Esq., 85, has been Counsel to the law firm of Olshan Frome Wolosky LLP since 2018 and prior thereto was a partner at such firm for more than five years.	1983
Laura Grant, 43, has been the Managing Partner and President of Chatham Financial since 2022. Ms. Grant’s previous roles at Chatham Financial include Chief Operating Officer, Managing Director in the Global Real Estate practice and co-head of Chatham’s European business from 2017 to 2022. Ms. Grant has concentrated on risk management strategies for Real Estate Investment Trusts (REITs), specializing in interest rate and foreign currency hedging. Prior to joining Chatham, Ms. Grant worked at Booz Allen Hamilton in the Capital Asset Management group.	2020	[4]
John J. McFadden, 61, has been the Principal of Global Circulation Services, a provider of marketing and advertising services to media and publishing companies since 2008. Mr. McFadden previously worked at The McGraw-Hill Companies (parent company of Standard and Poor’s) where he held management positions within their global circulation, sales and outsourcing services departments for approximately 15 years.	2012	[1]
Dino D. Ottaviano, 75, is the retired Principal of D20 Marketing, Inc., a provider of internet productivity tools founded in 2006. Previously, Mr. Ottaviano was employed for 23 years with Transcontinental Direct (successor to Communication Concepts, Inc.), a publicly held outsourcing printer, retiring in 2002 as Vice President of Business Development.	2007	[4]
Kurt Simmons, Jr., CPA, 40, has been an audit partner at WithumSmith+Brown, PC (“Withum”), a public accounting firm registered with the Public Company Accounting Oversight Board ("PCAOB"), since 2021. Prior to joining Withum, Mr. Simmons, Jr. was a partner at Citrin Cooperman & Company LLP from 2017-2021. Mr. Simmons, Jr.'s’ experience includes audit and consulting services regarding Sarbanes-Oxley 404 integrated audits, technical accounting and due diligence for domestic and international clients. Mr. Simmons, Jr. is a past member of The National Association of Black Accountants and previously served on the board of the New Jersey Technology Advisory Council. Mr. Simmons, Jr. is currently a member of the Association for Corporate Growth.	2021	[3,4,5]
Jude Visconto, 49, has been a Principal of American Property Holdings, a real estate investment firm focused on the acquisition, development and management of multi-family/senior housing and commercial assets for more than the past five years. Mr. Visconto is an active member of the real estate community and participates in a variety of industry-related associations including The American Senior Housing Association, The Association of the National Investment Center for Senior Housing and Care and The National Association of Realtors.	2015	[3,6,7]
Theodore Wahl, 49, has been the President and Chief Executive Officer of the Company since May 2015. Mr. Wahl joined the Company in 2004. Prior to his appointment to President and Chief Executive Officer, Mr. Wahl served as President and Chief Operating Officer, Executive Vice President & Chief Operating Officer, Vice President of Finance, Regional Manager, Regional Sales Director, District Manager and Facility Manager. Prior to joining the Company, Mr. Wahl was a Senior Manager with Ernst & Young’s Transaction Advisory Group.	2011

1.Member of the Nominating, Compensation and Stock Option Committee.
2.Chairwoman of the Nominating, Compensation and Stock Option Committee.
3.Member of the Environmental, Social and Governance Committee.
4.Member of the Audit Committee.
5.Chairman of the Audit Committee.
6.Chairman of the Board of the Company.
7.Chairman of the Environmental, Social and Governance Committee.

If Ms. Casey and Mr. McFadden are re-elected as Directors of the Company, it is anticipated that such individuals will continue to comprise the Nominating, Compensation and Stock Option Committee (the “NCSO Committee”) following the Annual Meeting with Ms. Casey serving as the chairwoman of such committee.

If Ms. Grant and Messrs. Ottaviano and Simmons, Jr. are re-elected as Directors of the Company, it is anticipated that such individuals will comprise the Audit Committee following the Annual Meeting with Mr. Simmons, Jr. serving as the chairman of such committee.
Healthcare Services Group, Inc. | 2023 Proxy Statement | 4

If Ms. Castagnino and Messrs. Simmons, Jr. and Visconto are re-elected as Directors of the Company, it is anticipated that such individuals will comprise the Environmental, Social and Governance Committee (“ESG Committee”) following the Annual Meeting with Mr. Visconto serving as the chairman of such committee.

Board Leadership

Jude Visconto was appointed Chairman of the Board of Directors in 2017 and has served as an independent director since 2015. The Board believes that Mr. Visconto’s financial background and management experience are qualifications for the role of Chairman of the Board. In addition, Mr. Visconto’s experience brings additional perspective to the Board as the Company grows and provides continued operational excellence.

If Mr. Visconto is re-elected to the Board, it is the intention of the Board that he continue to serve as Chairman of the Board. As Chairman of the Board, Mr. Visconto’s duties include: (i) approving agendas, schedules and supporting information provided to the Board; (ii) ensuring the Board has full, timely and relevant information to support its decision-making requirements; (iii) performing the duties of the Chairman at Board meetings; (iv) consulting on the effectiveness of Board committees; (v) at his sole discretion, when necessary and appropriate, calling meetings of the Board’s non-employee directors; (vi) consulting as to the timeliness of the flow of information from the Company that is necessary for the directors to effectively perform their duties; (vii) serving as principal liaison between the non-employee, independent directors and the President and Chief Executive Officer; (viii) if requested by shareholders, being available for consultation and direct communication; and (ix) other duties requested by the Board. In addition, Mr. Visconto presides at executive sessions of the Board without the presence of management. We believe that including an independent chairman in our Board structure enhances the effectiveness of our Board. This structure strengthens our corporate governance by promoting active engagement, objectivity, independence and oversight of management.

Kurt Simmons, Jr. was appointed Chairman of the Audit Committee in 2022 and has served as an independent director since 2021. In the absence of the Chairman of the Board, the Chairman of the Audit Committee will assume the interim responsibilities of the Chairman of the Board.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and our shareholders.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 5

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our Board with the expertise and experience necessary to advance the interests of our shareholders. While the NCSO Committee has not established any specific, minimum qualifications that must be met by each of our directors, it uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience in the industry the Company serves at the policy-making level in business, exhibit commitment to enhancing shareholder value, have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experience. The below matrix highlights the individual strengths and focuses that each nominee may contribute to the Board as a whole. The absence of a “check” for a particular expertise or experience does not indicate that the director in question is unable to contribute to the decision-making process in that area.

	Independent	Executive Experience	Financial Expertise	Industry Experience	Operational Experience	Real Estate Experience
Diane S. Casey[1]	✓			✓	✓
Daniela Castagnino	✓			✓	✓
Robert L. Frome	✓	✓	✓
Laura Grant	✓	✓	✓		✓	✓
John J. McFadden	✓	✓			✓
Dino D. Ottaviano	✓	✓	✓		✓
Kurt Simmons, Jr.[2]	✓	✓	✓
Jude Visconto[3]	✓		✓	✓	✓	✓
Theodore Wahl		✓	✓	✓	✓

1.Chairwoman of the NCSO Committee.
2.Chairman of the Audit Committee.
3.Chairman of the Board of Directors and the ESG Committee.

Mr. Wahl, Ms. Casey and Ms. Castagnino have extensive experience in the healthcare services industry. Their operational experience, in addition to Mr. Wahl’s financial expertise, enables them to provide guidance with respect to our operations. Also, since Ms. Casey and Ms. Castagnino have not been employees of the Company and have served their careers in patient care and advocacy, respectively, we believe they bring a patient care perspective to the Company. For instance, Ms. Casey and Ms. Castagnino may provide a deeper understanding of the impact new developments related to the healthcare services industry have on patient-related issues which they can bring forward to the attention of Company management as appropriate. Also, they each have a keen understanding of the positive impact that our services can have on the vulnerable population that we serve. Additionally, Ms. Castagnino’s experience with non-governmental and not-for-profit institutions provides valuable insight into a customer segment that supports the Company’s growth strategy.

Mr. Visconto and Ms. Grant have real estate experience as a Principal of American Property Holdings and Managing Partner of Chatham Financial, respectively. Mr. Visconto has specific experience in the acquisition, development and management of multi-family, senior housing and commercial assets. Mr. Visconto also has extensive experience with licensed operators, management companies and property owners, all of which align with our customer base. Among other qualifications, Ms. Grant has extensive experience with risk management strategies specific to Real Estate Investment Trusts ("REITs") and the REITs industry as well as financial expertise in the areas of capital and asset management.

Mr. Frome has extensive legal experience. In addition, Mr. Frome has also served as a member of the board of directors of other public companies and has extensive corporate finance experience, Securities and Exchange Commission (“SEC”) compliance experience and mergers and acquisitions experience, which aids his service to the Board. Furthermore, Mr. Frome also has extensive executive experience as he served as the managing partner of his law firm.

Mr. Simmons, Jr.'s experience as a certified public accountant provides him with extensive financial and accounting expertise obtained from over fifteen years in public accounting. Mr. Simmons, Jr. qualifies as an audit committee financial expert under SEC guidelines, and he brings executive experience to the Board as he serves as a partner at a PCAOB registered accounting firm.
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Mr. McFadden has sales and marketing experience both as a Principal of his consulting company and through his experience at The McGraw Hill Companies that provide him with an understanding of a large public company’s operations as well as the compliance obligations of a public company.

Mr. Ottaviano, through his experience as a top-level marketing and operations executive for many years for two different companies, one of which was a public company, has a comprehensive understanding of business operations, including business development, and the compliance obligations of public companies.

Board Diversity Matrix (as of April 28, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary
Part I: Gender Identity
Directors	3	6	—
Part II: Demographic Background
African American	—	1	—
Hispanic or Latinx	1	—	—
White	2	5	—
LGBTQ+	—

Board Committees

The Board has established an Audit Committee, an ESG Committee and a NCSO Committee to devote attention to specific subjects and to assist in the discharge of its responsibilities. The Board’s practice is to limit membership of each of its committees to independent directors and to designate any director who has been employed by the Company within the past 5 years as non-independent for this purpose. The functions of those committees, their current members and the number of meetings held during 2022 are described below:

AUDIT COMMITTEE.

The primary responsibilities of the Audit Committee (currently composed of Ms. Grant and Messrs. Ottoviano and Simmons, Jr.), as described in the Amended and Restated Audit Committee Charter (a copy of which is available on the Company’s website, www.hcsg.com) include:

a.appointment, compensation and oversight of the Company’s Independent Registered Public Accounting Firm, who report directly to the Audit Committee, including (i) prior review of the Independent Registered Public Accounting Firm’s plan for the annual audit, (ii) pre-approval of both audit and non-audit services to be provided by the Independent Registered Public Accounting Firm and (iii) annual assessment of the qualifications, performance and independence of the Independent Registered Public Accounting Firm;

b.overseeing and monitoring the Company’s accounting and financial reporting processes and internal control system, audits of the Company’s financial statements and the quality and integrity of the financial reports and other financial information issued by the Company;

c.providing an open avenue of communication among the Independent Registered Public Accounting Firm and financial and other senior management and the Board;

d.reviewing with management and, where applicable, the Independent Registered Public Accounting Firm, prior to release, required annual, quarterly and interim filings by the Company with the SEC and the type and presentation of information to be included in earnings press releases;

e.reviewing material issues, and any analysis by management or the Independent Registered Public Accounting Firm, concerning accounting principles, financial statement presentation, certain risk management issues, such as the adequacy of the Company’s internal controls and significant financial reporting issues and judgments and the effect of regulatory and accounting initiatives on the Company’s financial statements;

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f.reviewing with the Company’s legal counsel any legal matters that could have a significant effect on the Company’s financial statements, compliance with applicable laws and regulations and inquiries from regulators or other governmental agencies;

g.reviewing and approving all related party transactions between the Company and any director, executive officer, other employee or family member;

h.reviewing and overseeing compliance with the Company’s Code of Ethics and Business Conduct;

i.establishing procedures regarding the receipt, retention and treatment of, and the anonymous submission by employees of the Company of, complaints regarding the Company’s accounting, internal controls or auditing matters; and

j.reporting Audit Committee activities to the full Board and issuing annual reports to be included in the Company’s Proxy Statement.

If elected, each of Ms. Grant and Messrs. Ottaviano and Simmons, Jr. are independent directors as such term is defined by Rule 5605(a)(2) of the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Simmons, Jr. has been designated as an “audit committee financial expert” and he satisfies the attributes required of an audit committee financial expert pursuant to Section 407 of Sarbanes-Oxley.

The Audit Committee met five times during fiscal year 2022. The report of the Audit Committee for the fiscal year ended December 31, 2022 is included herein under “Audit Committee Report” below.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITTEE.

The ESG Committee (currently composed of Ms. Castagnino and Messrs. Simmons, Jr. and Visconto) assists the Board by:

a.overseeing and monitoring the Company’s enterprise-wide approach to environmental issues, social responsibility and governance considerations;

b.reviewing, evaluating and providing guidance to management with respect to social, employment, governance, diversity and inclusion, environmental, and other matters of interest to the Company and its stakeholders;

c.monitoring the Company’s progress towards achieving sustainability goals and objectives; and

d.providing guidance on business conduct, ethics and other Code of Ethics and Business Conduct matters as the same relate to the subject matter being overseen by the ESG Committee.

If elected, each of Ms. Castagnino and Messrs. Simmons, Jr. and Visconto are independent directors as such term is defined by Rule 5605(a)(2) of the NASDAQ listing standards. The ESG Committee met for its inaugural meeting during 2022.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE.

The NCSO Committee (currently composed of Ms. Casey and Mr. McFadden) assists the Board by:

a.developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company;

b.identifying, reviewing and evaluating individuals qualified to become Board members and recommending that the Board select director nominees for each annual meeting of the Company’s shareholders;

c.discharging the Board’s responsibilities relating to the compensation of Company executives; and

d.administering the Company’s equity-based compensation plans.

If elected, each of Ms. Casey and Mr. McFadden are independent directors as such term is defined by Rule 5605(a)(2) of the NASDAQ listing standards. The NCSO Committee met twice during fiscal year 2022 and also acts by unanimous written consent when necessary and appropriate.
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The NCSO Committee has not adopted a policy or process by which shareholders may make recommendations to the NCSO Committee of candidates to be considered by this NCSO Committee for nomination for election as Directors. The NCSO Committee has determined that it is not appropriate to have such a policy because such recommendations may be informally submitted to and considered by the NCSO Committee under its Charter. Shareholders may make such recommendations by giving written notice to Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020, Attention: Corporate Secretary either by personal delivery or by United States mail. The Charter of the NCSO Committee is provided on the Company’s website, www.hcsg.com. The NCSO Committee has not established a formal process for identifying and evaluating nominees for Director, although generally the NCSO Committee may use multiple sources for identifying and evaluating nominees for Director, including referrals from current Directors and shareholders. The NCSO Committee has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election to the Board of Directors.

The NCSO Committee believes that nominees for Director should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company’s shareholders. While the NCSO Committee does not have a formal policy with respect to considering diversity in identifying nominees for directors, the NCSO Committee believes that diversity is an important factor in assessing potential board members along with the particular qualifications and experience required to meet the needs of the Board. Furthermore, as part of the NCSO Committee’s review of board composition, the NCSO Committee considers diversity of experience and background in an effort to foster a strong and effective board. The NCSO Committee seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the NASDAQ listing standards and reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company’s and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

The report of the NCSO Committee regarding executive compensation for the fiscal year ended December 31, 2022 is included herein under the “Nominating, Compensation and Stock Option Committee Report” below.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct for directors, officers and employees of the Company. Our Code of Ethics and Business Conduct is intended to ensure compliance with all laws and regulations affecting our ability to provide quality services to our clients and abiding by principles of integrity, honor and concern for others. It is intended to promote honest and ethical conduct and full and accurate reporting of compliance matters. Our Code of Ethics and Business Conduct covers topics including health and safety, conflicts of interest, inappropriate workplace behavior, use of customer property and others. All company personnel are required to complete annual ethics and compliance training. A copy of the Code of Ethics and Business Conduct is posted on our website at www.hcsg.com.

Board Role in Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, including the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board monitors particular risk management matters in connection with its general oversight and approval of corporate matters. In addition, the Company maintains an Ethics and Compliance Hotline accessible to all employees and an Incident Management Policy that requires that any reports or allegations related to (i) accounting, internal accounting controls or auditing matters, (ii) questionable accounting or auditing matters, (iii) fraud, and (iv) violations of the Company’s Code of Ethics and Business Conduct be thoroughly investigated (with consultation with the Audit Committee, as appropriate), and that the Chief Compliance Officer provide reporting of compliance activity to the Audit Committee on a quarterly basis, providing a high-level summary and analysis of the compliance activity for the period.

The Board has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee oversees the Company’s compliance with legal and regulatory requirements, the Company's internal audit function, the Company's cybersecurity risk program, and the Company’s system of disclosure controls and system of internal financial, accounting and legal compliance controls. The Board receives a quarterly update from the Audit Committee, which includes a review of items addressed during prior quarters. Our NCSO Committee also considers and addresses risk as it performs its committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

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The Company’s management is responsible for day-to-day risk management under the direction of Jason J. Bundick, the Company’s Executive Vice President, Chief Compliance Officer, General Counsel and Secretary. The Chief Compliance Officer provides quarterly reports regarding the Company’s enterprise risk management process and relevant legal and regulatory compliance issues to the Board of Directors. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, environmental, social and governance, compliance and reporting levels. The Company conducts an annual review of the Company’s disclosure controls and procedures, code of ethics and billing and sales compliance. To the extent deemed necessary, the Company revises such procedures and policies. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Cybersecurity

The Audit Committee oversees the Company's cybersecurity risk mitigation efforts, and management is responsible for implementing the cybersecurity risk prevention program. The program includes ongoing employee education and procedures for cybersecurity incident prevention, detection and response. The Company retains a third-party consulting firm specializing in cybersecurity which assesses the Company's cyber-related risk exposure and provides recommendations for management to mitigate against such risks. Management provides quarterly updates on cybersecurity matters to the Audit Committee. Despite these efforts, we are at risk from data breaches and system disruptions, and we cannot provide any assurances that such events and impacts will not be material in the future.

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Directors’ Fees

The Company pays each non-employee director a quarterly retainer. The Chairman of the Board and Chairman of the Audit Committee each receive a quarterly retainer of $15,000. Non-chair members of the audit committee receive a quarterly retainer of $7,500. Members of the NCSO Committee receive a quarterly retainer of $3,750. Directors who do not sit on either of these committees receive a quarterly retainer of $2,500. In addition to these director fees our directors also receive equity awards.

Directors’ Compensation

A director who is also an employee is not separately compensated for their service as a director. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash	Deferred Stock Unit Awards [1,2]	Total
John M. Briggs [3]	$44,959	$—	$44,959
Diane S. Casey [4]	$15,000	$40,007	$55,007
Daniela Castagnino [5]	$10,000	$40,007	$50,007
Robert L. Frome [6]	$10,000	$40,007	$50,007
Laura Grant [7]	$30,000	$40,007	$70,007
John J. McFadden [8]	$15,000	$40,007	$55,007
Dino D. Ottaviano [9]	$30,000	$40,007	$70,007
Kurt Simmons, Jr. [10]	$60,000	$63,337	$123,337
Jude Visconto [11]	$60,000	$40,007	$100,007

1.The amounts in this column do not reflect compensation actually received by the Director, nor do they reflect the actual value that will be recognized by the Director. Instead, the amounts represent the expense to be recognized for financial statement reporting purposes with respect to the grant date fair value of the 2022 Deferred Stock Unit ("DSU") awards made to each Director. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, the fair value of the awards was estimated using the share price on the date of grant.
2.Each DSU award vests in one year from the grant date. Once vested, the recipient shall be entitled to receive a lump sum payment of a number of shares equal to the total number of DSUs issued to such recipient upon the first to occur of (i) the five year anniversary of the date of grant, (ii) the recipient’s death, disability or separation of service from the Board, or (iii) a change of control (as defined by the 2020 Plan).
3.Mr. Briggs did not run for re-election to the board during the 2022 Annual Meeting of Shareholders. As of May 31, 2022, his final day as a member of the Board of Directors, Mr. Briggs had vested options to purchase 34,009 shares of Common Stock.
4.Ms. Casey had vested options to purchase 24,005 shares of Common Stock as of December 31, 2022
5.Ms. Castagnino had vested options to purchase 5,002 shares of Common Stock as of December 31, 2022.
6.Mr. Frome had vested options to purchase 39,010 shares of Common Stock as of December 31, 2022.
7.Ms. Grant had vested options to purchase 2,001 shares of Common Stock as of December 31, 2022.
8.Mr. McFadden had vested options to purchase 34,008 shares of Common Stock as of December 31, 2022.
9.Mr. Ottaviano had vested options to purchase 34,660 shares of Common Stock as of December 31, 2022.
10.Mr. Simmons, Jr. had no vested options as of December 31, 2022.
11.Mr. Visconto had vested options to purchase 19,005 shares of Common Stock as of December 31, 2022.

Procedures for Contacting Directors

The Board has established a process for shareholders to send communications to the Board. Shareholders may send communications to the Board generally or to a specific director at any time by writing to: Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020, Attention: Corporate Secretary. The Company reviews all messages received, and forwards any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally, to the chairwoman of the NCSO Committee. Because other
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appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the Board.

Non-Director Executive Officers

Our non-director executive officers for the 2022 fiscal year are listed below. For biographical information relating to Mr. Wahl, please refer to the Company’s Board nominees under Proposal No. 1 and the Board Qualifications section of this Proxy Statement.

Name, Age and Principal Occupations
Andrew M. Brophy, CPA, 33, Vice President, Controller & Principal Accounting Officer since December 2021. Mr. Brophy had previously served as the Company’s Acting Principal Accounting Officer from February through November 2021, Director of Accounting since November 2020 and SEC Reporting Manager since January 2018. Prior to joining the Company, Mr. Brophy was a senior consultant with Centri Business Consulting.
Jason J. Bundick, Esq., 46, Executive Vice President, Chief Compliance Officer, General Counsel & Secretary since December 2013. Mr. Bundick joined the Company in 2012 as Corporate Counsel. Prior to joining the Company, Mr. Bundick was an attorney with the law firm of Drinker Biddle & Reath LLP for more than five years.
Andrew W. Kush, 45, Executive Vice President and Chief Operating Officer since February 2020. Mr. Kush had previously served as Executive Vice President and Chief Administrative Officer since June 2017, and as Senior Vice President of Human Resources & Risk Management from 2013 to 2017. Mr. Kush joined the Company in 2010 as the Vice President of Human Resources. Prior to joining the Company, Mr. Kush was a Vice President of Risk Management with PNC Financial Services Group, Inc.
Patrick J. Orr, Esq., 48, Executive Vice President and Chief Revenue Officer since January 2021. Mr. Orr joined the Company in 2014 as Senior Vice President of Financial Services. Prior to joining the Company, Mr. Orr was a partner at the law firm of Klestadt & Winters, LLP.
John C. Shea, MBA, 51, Executive Vice President and Chief Administrative Officer since September 2021. Mr. Shea had previously served as Chief Financial Officer, Secretary, Vice President of Finance, and Chief Accounting Officer. Mr. Shea joined the Company in 2009 as the Director of Regulatory Reporting. Prior to joining the Company, Mr. Shea was a Senior Manager with Ernst & Young’s Transaction Advisory Services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Company

Healthcare Services Group, Inc. provides management, administrative and operating expertise and services to the housekeeping, laundry, linen, facility maintenance and dietary service departments of healthcare facilities, including nursing homes, retirement complexes, rehabilitation centers and hospitals located throughout the United States. We believe we are the largest provider of housekeeping and laundry management services to the long-term care industry in the United States, rendering such services to approximately 2,600 facilities throughout the continental United States as of December 31, 2022.

With more than 40 years of industry experience, HCSG aims to deliver improved operational, regulatory, and financial outcomes. We seek to achieve this by designing and implementing the most efficient systems, holding our teams accountable, measuring and reporting our results, and designing quality assurance programs to continually assess and improve our programs. We pursue excellence via an ever-evolving and expanding focus on training and the development of team members at every level. At all times, we are guided by our Company Purpose of Fostering Fulfillment in Communities.

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Our Named Executive Officers

We refer to our President and Chief Executive Officer, the Principal Accounting Officer (who also serves as the Principal Financial Officer) and our three most highly compensated executive officers who were serving as executive officers at the end of our latest fiscal year as our Named Executive Officers (“NEOs”). In 2022, our NEOs were as follows:

Named Executive Officer	Role
Theodore Wahl	President, Chief Executive Officer & Director
John C. Shea	Executive Vice President & Chief Administrative Officer
Andrew W. Kush	Executive Vice President & Chief Operating Officer
Patrick J. Orr	Executive Vice President & Chief Revenue Officer
Andrew M. Brophy	Vice President, Controller, and Principal Accounting Officer

We refer to our President and Chief Executive Officer and our Executive Vice Presidents as the Company’s “Executive Management Team.” Jason J. Bundick, Executive Vice President, Chief Compliance Officer, General Counsel & Secretary is also a member of the Executive Management Team but not an NEO as defined above.

2022 Business Highlights

While the crisis brought on by the COVID-19 pandemic showed some signs of abatement during 2022, our clients in the long-term and post-acute care industry continued to dedicate significant financial and other resources to protect their residents, employees and visitors and remained challenged by on-going occupancy pressures (occupancy is still well below the national average target to support a robust recovery), inflationary cost pressures, labor shortages and unprecedented wage growth. Notwithstanding the industry challenges, from an overall operational and financial stewardship point of view, the Board and NCSO Committee believed that in 2022, the Executive Management Team performed well in a challenging environment involving high levels of industry stress and difficult market conditions.

Key 2022 accomplishments included the following:

•Guided by our Company Purpose of Fostering Fulfillment in Communities, our Managers and Associates continued to lead and serve on the frontlines - through the pandemic, and most recent workforce availability, inflation and supply chain challenges - while tirelessly supporting our customers and ensuring the well-being of America’s most vulnerable;
•Successfully transitioned nearly 330 facility ownership changes;
•Successfully completed our 2022 service agreement modification initiative, adjusting for the extraordinary labor inflation experienced during the second half of 2021 and poised to address future inflation on labor on a more real-time basis;
•Exited the fiscal year with cost of services in line with our historical target of 86% of revenues earned;
•Further reduced workers compensation claim scope resulting in favorable loss development trends; and
•Demonstrated continued financial discipline and efficiency with return on assets of 4.8%, return on equity of 8.1% and return on invested capital of 12.5%.

The Board and NCSO Committee did not make any adjustments to the executive compensation framework in 2022. The base salary of our CEO (which has been unchanged since 2016) and most other members of the Executive Management Team remained unchanged. Incentive compensation for 2022 was based on the same metrics used in 2021 as the metrics used in determining incentive awards have proven to be resilient and relevant. The detail below more fully describes our structure and compensation paid in fiscal year 2022.

Compensation Objectives

NEO compensation is based on a combination of Company and individual contributions to our performance, along with each NEO’s level and scope of responsibility. Our NCSO Committee believes that the compensation paid is consistent with our overarching principle that the compensation plan for the Executive Management Team should be closely aligned with Company performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives.

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In establishing compensation for the Executive Management Team, the following are the objectives of the Company and the NCSO Committee:
•Attract and retain individuals of superior ability and managerial talent;
•Align executive compensation with our corporate strategies, business objectives and the long-term interests of our shareholders; and
•Enhance the executive officers’ incentive to maximize shareholder value, as well as promote retention of key personnel, by providing a portion of total compensation in the form of direct ownership in the Company through equity compensation.

To support these objectives, the Company’s compensation program for the Executive Management Team has the following characteristics:

What we do:		What we don’t do:
☑	Significant share ownership requirements for the CEO and Executive Vice Presidents	☐	No employment agreements containing special severance payments such as golden parachutes
☑	Double-trigger requirements for vesting of equity awards on a change in control	☐	No hedging or engaging in derivative transactions related to Company shares
☑	A cap on the annual incentive payout for the CEO	☐	No gross-up payments to cover income taxes related to executive compensation
☑	Majority of the Executive Management Team’s compensation is “at-risk”	☐	No repricing or backdating of stock options
☑	Operate a clawback policy that applies to “at-risk” variable compensation	☐	No retirement programs that are specific to executive officers
☑	Balance “at-risk” compensation across short-term and long-term time horizons
☑	Engagement of an independent compensation consultant

Compensation Oversight

Among its duties, the NCSO Committee is accountable for discharging the Board’s responsibilities relating to the compensation of the Company’s NEOs. Accordingly, the NCSO Committee conducts an annual review of the aggregate level of such compensation, as well as the mix of elements used to compensate the NEOs.

To achieve these objectives, our overall compensation program aims to pay our NEOs competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our NCSO Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the NCSO Committee considers the balance between providing short-term and long-term incentives which are designed to help align the interests of management with the interests of shareholders.

Determination of Compensation Awards

The compensation of the President and Chief Executive Officer of the Company is determined by the NCSO Committee. Such determination is based on a number of factors including:
•Consideration of the operating and financial performance of the Company, primarily its income before income taxes;
•Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and
•Consideration of the individual’s overall contribution to the Company.

The NCSO Committee has also historically taken into account input from other independent members of our Board in determining the compensation of the President and Chief Executive Officer. Compensation for the other NEOs is recommended by the President and Chief Executive Officer and reviewed by the NCSO Committee, taking into account the same factors described above.

The Company engages an independent compensation consultant as needed, who provides advice as requested in areas such as peer group composition, market benchmarking and executive compensation policy design.
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Review of Compensation

In reviewing compensation, publicly available data relating to the compensation practices and policies of other companies within and outside our industry is collected to the extent it is available. For NEO compensation, our review includes comparing to data analyzed from proxy filings from the below listed companies. For other Executive Management Team members, compensation survey data is used for companies with similar revenues to the Company. The NCSO Committee believes that gathering information about the compensation practices of other companies is an important part of our compensation-related decision-making process.

Given the challenge that there are no other U.S. publicly-traded companies specifically engaged only in the Company’s business, which provides housekeeping and food services primarily to the healthcare industry and overwhelmingly to the long-term care segment of the industry, our comparator group has been developed looking at a broader cross-section of service industry companies. The NCSO Committee periodically reviews the peer group to identify relevant companies for comparison. The following companies have been selected as reasonable comparators for talent as they operate in similar industries, are of similar size and scope, and/or have similar employee bases. That group consists of the following:

●	ABM Industries Incorporated	●	CoreCivic, Inc.
●	Amedisys, Inc.	●	J&J Snack Foods Corp.
●	AMN Healthcare Services, Inc.	●	The Brink’s Company
●	Chemed Corporation	●	Modivcare, Inc.
●	Clean Harbors, Inc.	●	UniFirst Corporation

Given the challenges noted above in identifying directly comparable companies, if and when collected, market data is just one factor that the NCSO Committee considers in reaching decisions. Such other factors considered include individual performance, the trends in Company performance relative to broader market indices, the industry in which we operate, tax implications, and achievements in the Company’s social and sustainability efforts.

Incorporating Shareholder Feedback

The NCSO Committee was pleased that approximately 91% of votes cast at the 2022 Annual Meeting of Shareholders approved, on an advisory basis, the compensation of the Company’s NEOs at such time (“say-on-pay”). The NCSO Committee considered that support in its efforts to align the Company’s executive compensation policies with long-term shareholder interests. In particular, the voting outcome reaffirmed that changes we have made over the past several years, which include approving a clawback policy and introducing performance-based equity awards (in the form of performance stock units, or "PSUs"), continue to be well received.

The NCSO Committee will continue to monitor voting outcomes and feedback received from shareholders in reviewing the compensation program of our NEOs.

Alignment of Pay and Performance

The NCSO Committee believes that including stock options, restricted stock units ("RSUs") and PSUs as a significant component of compensation for our Executive Management Team has successfully aligned pay with performance. This is evidenced through the fact that during the tenure of our current President and Chief Executive Officer, the outcome under the annual incentive plan and value of equity awarded has generally trended in line with operating performance.

Elements of Compensation

Base Salary.    Base salaries for our NEOs are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by companies in our industry for each such position. Base salaries are reviewed annually, and may be adjusted to take into account changes in responsibilities, individual performance, experience, practices in our compensation comparator group, and the state of our industry more broadly.

Mr. Wahl’s base salary as President and Chief Executive Officer for 2022 was approved by the NCSO on December 21, 2021 and was unchanged from 2021. Mr. Wahl has not received an increase in base salary for the last seven years. Mr. Shea's and Mr. Kush's base salaries were also unchanged from 2021. Mr. Orr's and Mr. Brophy's increases in base salary reflected the increased scope of their roles compared to previous years.
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Named Executive Officer	2021 Base Salary	2022 Base Salary	Change
Theodore Wahl	$1,005,108	$1,005,108	—%
John C. Shea	$606,703	$606,703	—%
Andrew W. Kush	$639,000	$639,000	—%
Patrick J. Orr	$506,250	$541,007	7%
Andrew M. Brophy	$183,100	$210,716	15%

Annual Incentives.    We structure our annual incentive program as incentive bonus payments to reward our NEOs based on the Company’s performance and our evaluation of the individual executive’s contribution to that performance. This allows the NEOs to receive a significant portion of their compensation based on the results that they helped us to achieve.

The incentive bonuses paid to the members of the Executive Management Team are calculated as a percentage of the Company’s income before income taxes. The CEO receives his bonus on an annual basis while the other members of the Executive Team receive quarterly bonus payments. This approach reflects the importance of income before income taxes in assessing our overall performance for those responsible for the Company’s operational and financial success, providing line of sight to both top-line growth and the appropriate management of costs. This performance-based compensation structure aligns with our strategic focus and Company Vision - To Be THE Choice For Our Customers - resulting in retention of and growth in relationships through good customer service, expansion of our services, effective execution in all that we do, and cost management. Mr. Brophy is not a member of the Executive Management Team and receives a discretionary bonus based on individual and company performance.

For NEOs other than the President and Chief Executive Officer and Principal Accounting Officer, percentages can be modified up or down based on other aspects of quantifiable financial and operational performance for which the executive officers are accountable. Examples of the performance taken into account include growth in the number of facilities serviced, profitability, client retention and satisfaction and overall management of their functional area. No discretion is applied in determining the total value of the annual incentive earned by the President and Chief Executive Officer given his direct accountability to shareholders for our overall financial performance.

For the President and Chief Executive Officer, the annual incentive payout is subject to an overall maximum of two times base salary. The total annual incentive earned by Mr. Wahl for 2022 was $338,115, equating to 34% of base salary. Mr. Wahl elected to receive 40% of this compensation ($135,237) in the form of shares of Common Stock in early 2023. The remaining balance ($202,878) was received in cash.

Annual incentive outcomes for the other members of the Executive Management Team were validated against the operational performance achievements towards which they contributed. The NCSO Committee agreed with the President and Chief Executive Officer’s assessment that the outcome was an appropriate reflection of performance in the year, and so no upward or downward modification was applied. Accordingly the following payments were approved for our NEOs with respect to 2022 performance:

Named Executive Officer	2022 Cash Annual Incentive	2022 Equity Annual Incentive	2022 Annual Incentive (% of salary)
Theodore Wahl	$202,878	$135,237	34%
John C. Shea	$56,353	$—	9%
Andrew W. Kush	$90,164	$—	14%
Patrick J. Orr	$56,353	$—	10%
Andrew M. Brophy[1]	$61,500	$—	29%
1.Mr. Brophy’s incentive bonus is not tied to financial performance, but is instead discretionary and paid based on his success in his position and contribution to his role.

Long-Term Equity Incentive Awards.    The NCSO Committee is responsible for approving the population of individuals who will be granted equity awards, the number of equity awards each individual will receive, the option price per share (if applicable) and the exercise period (if applicable) and vesting of each award. Guidelines for the number of equity awards granted to each officer are determined using a procedure approved by the NCSO Committee based upon several factors,
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including the officer’s salary level, individual contributions to the Company’s performance and the value of the equity award at the time of grant. We grant equity awards at the fair market value of the underlying stock on the date of grant.

Long-term equity incentive awards are currently granted to the Executive Management Team as a combination of stock options, RSUs and PSUs. The NCSO Committee believes that the use of stock options, RSUs and PSUs provide a clear incentive to the Executive Management Team to deliver long-term sustainable and profitable growth which translates into value creation for our shareholders, in a responsible way. The vesting of RSUs is phased over a period of five years, and the vesting of PSUs is three years, to reinforce this long-term focus and enhance retention.

In making its decision to grant these awards, the NCSO Committee considered the competitive challenges to our business and the resulting focus, efforts and expertise the Executive Management Team has expended to meet these challenges and foster the growth and financial position of the Company. In determining award values the NCSO Committee considers a range of factors that takes into account not just competitive market data, but also the performance of the Company more generally and the contributions of individuals to our performance accomplishments in the prior year.

The following awards were approved and granted during 2022 to our NEOs:

Named Executive Officer	Stock Options (#)	Stock Option Grant Date Fair Value[1]	Restricted Stock Units (#)	Restricted Stock Units Grant Date Fair Value[1]	Performance Stock Units (#)	Performance Stock Units Grant Date Fair Value[2]	Total Grant Date Fair Value
Theodore Wahl	181,583	$737,227	81,462	$1,474,462	35,106	$737,226	$2,948,915
John C. Shea	36,974	$150,114	16,587	$300,225	7,148	$150,108	$600,447
Andrew W. Kush	36,974	$150,114	16,587	$300,225	7,148	$150,108	$600,447
Patrick J. Orr	26,343	$106,953	11,818	$213,906	5,093	$106,953	$427,811
Andrew M. Brophy	—	$—	2,762	$49,992	—	$—	$49,992
1.All options and restricted stock unit awards granted vest and are exercisable ratably over a five-year period on each yearly anniversary of the grant date of the award.
2.Performance stock unit awards vest upon certification by the Board in 2025, provided that the performance targets, based on Relative TSR, are met for the three-year period ended December 31, 2024.

Performance stock units can be earned based on a three-year relative Total Shareholder Return (TSR) performance relative to the S&P MidCap 400 Index. The NCSO determined that this was an appropriate peer group given the absence of a sufficiently large enough group of directly relevant peers for performance comparisons. The first award of performance stock units was made in 2021 and will conclude the applicable three-year performance period on December 31, 2023.

The table below represents the vesting conditions for performance stock unit awards:

HCSG TSR Percentile Ranking	Percentage of Target PRSUs Earned
Less than the 25th percentile	—%
at the 25th percentile(1)	50%
at the 50th percentile	100%
At or above the 75th percentile	150%
(1) Performance between the 25th percentile and the 75th percentiles is interpolated.

In January 2022, 2021 and 2020, the NCSO Committee granted options to purchase an aggregate of approximately 282,000, 175,000 and 166,000 shares of Common Stock, respectively, to our NEOs. In January 2022, 2021 and 2020, the NCSO Committee granted restricted stock units of an aggregate of approximately 129,000, 86,000, and 134,000 shares, respectively, to our NEOs. In January 2022 and 2021, the NCSO Committee granted performance stock units of an aggregate of approximately 54,000 and 35,000 shares, to the Executive Management Team; no performance stock units were granted in 2020. See the table entitled Grant of Plan-Based Awards included in this Proxy Statement for more information on the 2022 grants. The NCSO Committee has also granted awards to other levels of Company management and key employees creating a culture of ownership and to incentivize and encourage contributions and performance results that drive long-term shareholder value.

Deferred Compensation Plan.    The Company offers a Supplemental Executive Retirement Plan (“SERP”) for executives and certain key employees. The SERP is not qualified under Section 401 of the Internal Revenue Code. The SERP allows participants to defer up to 25% of their earned income on a pre-tax basis and as of the last day of each plan year, each
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participant will be credited with a 25% match of their earnings deferred (up to 15%) in the form of the Company’s Common Stock based on the then-current market value. SERP participants fully vest in the Company’s matching contribution three years from the first day of the initial year of participation. The income deferred and the matching contributions are unsecured and subject to the claims of the Company’s general creditors.

Under the SERP, we are authorized to issue up to 1,012,000 shares of our Common Stock to our employees. Pursuant to such authorization, approximately 276,000 shares are available for future grant at December 31, 2022. As of December 31, 2022, and since the initiation of the SERP, the Company’s 25% match has resulted in approximately 737,000 shares of Common Stock being issued to the trustee. At the time of issuance, such shares are accounted for at cost, as treasury stock. At December 31, 2022, approximately 288,000 of such shares are vested and remain in the respective active participants’ accounts.

Employee Stock Purchase Plan.    We have an Employee Stock Purchase Plan (“ESPP”) for all eligible employees. All full-time and certain part-time employees who have completed two years of continuous service with us are eligible to participate. In 2021, the Board of Directors extended the ESPP for an additional five offerings through 2026. Annual offerings commence and terminate on the respective year’s first and last calendar day. Under the ESPP, we are authorized to issue up to 4,050,000 shares of our Common Stock to our employees. Pursuant to such authorization, we have 1,874,000 shares available for future grant at December 31, 2022. Furthermore, under the terms of the ESPP, eligible employees may contribute through payroll deductions up to $21,250 (85% of IRS limitation) of their compensation toward the purchase of the Company’s Common Stock. No employee may purchase Common Stock which exceeds $25,000 in fair market value (determined on the date of grant) for each calendar year. The price per share is equal to the lower of 85% of the fair market price on the first day of the offering period or 85% of the fair market price on the day of purchase.

Other Elements of Compensation and Perquisites.

Medical Insurance. We provide to each NEO and their respective spouses and children such health, dental and optical insurance as we may from time to time make available to our management employees. This insurance requires an employee co-payment of the insurance premium.

Life and Disability Insurance. We provide to each NEO such disability and/or life insurance as we in our sole discretion may from time to time make available to our other management employees.

Automobile Use. Members of the Executive Management Team are provided with the use of a Company fleet vehicle.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the NCSO Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Incentive compensation is earned on the achievement of certain non-financial objectives at levels across the Company, such as recruiting and developing future management personnel, reviewing subordinate employees, maintaining good client relations and compliance with Company operational reporting requirements. The Company believes that elements of this incentive policy may be subject to abuse. Specifically, the Company recognizes that incentivizing employees for new business generation could result in employees entering into agreements without conducting proper due diligence or an appropriate analysis of the creditworthiness of the prospective client. Similarly, employees may be tempted to hire employees prior to their quarterly review in order to meet their recruitment goals. The Company recognizes that managers may be tempted to give better performance reviews of their subordinates in order to boost the appearance of their own performance. Also, the Company recognizes that in preparing budgets upon which an employee will be reviewed, an employee may seek to be too conservative in their estimates in order to more easily achieve performance targets. The Company has carefully designed its compensation policies and practices to diminish the potential abuses inherent in such programs to avoid unnecessary risks to the Company and its shareholders.

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Stock Ownership Guidelines

Members of the Executive Management Team are expected to hold an amount of Company Common Stock with a value that is at least equal to a specified multiple of their base salary within five years of the adoption of the guidelines (January 1, 2018). Newly appointed members of the Executive Management Team must attain the guideline ownership within five years of the date that they become executive officers. In accordance with this policy, the President and Chief Executive Officer is required to hold stock with a value of at least six times his base salary, while the Company’s Executive Vice Presidents are each required to hold stock with a value of at least two times their base salary.

Stock ownership includes shares owned outright, restricted stock units and stock equivalents held under deferred compensation arrangements. Additionally, one-half of the guidelines may be met by vested, in-the-money stock options held by the executive. If an executive does not meet the ownership requirement on the applicable measurement date, the executive must retain all net shares from the exercise of stock options and the vesting of restricted stock and restricted stock units until the minimum current ownership requirement is achieved. The following table includes our Executive Management Team's requirements for the stock ownership guidelines and current ownership as of December 31, 2022.

Executive Management Team	Ownership Requirement (% of salary)	Current Ownership (% of salary)
Theodore Wahl	600%	725%
John C. Shea	200%	139%
Andrew W. Kush	200%	119%
Patrick J. Orr	200%	114%
Jason J. Bundick	200%	142%

While certain members of the Executive Management Team do not have a current ownership percentage matching or exceeding the minimum ownership requirement as of December 31, 2022, all members of the Executive Management Team have remained in compliance with the guidelines.

Change of Control

The Company’s 2020 Omnibus Incentive Plan includes a “double-trigger” approach to vesting of stock awards upon a change in control, meaning vesting would occur if a change in control occurs and the outstanding equity awards are not fully assumed, or where the outstanding equity awards are fully assumed by the resulting entity and the participant is subsequently terminated or resigns for good reason. Such provisions were also included in the Company’s 2020 Omnibus Incentive Plan. We believe a double-trigger approach provides adequate employment protections and reduces, for the shareholders’ benefit, potential transaction costs associated with the awards.

Clawback Policy

Since April 2019, the NCSO Committee has the discretion to clawback performance-based and equity compensation in the event of a restatement of Company financial statements. The NCSO Committee will review all performance-based and equity compensation awarded to or earned by our officers subject to Section 16(b) of the Exchange Act during the three-year period prior to any restatement of the Company’s financial results. If the NCSO Committee determines such officer engaged in intentional or unlawful misconduct which materially contributed to the need for such restatement, the NCSO Committee may determine that a clawback is appropriate.

Stock Trading Black-Out Period and Anti-Hedging Policy

Under the Company’s insider trading policy, officers, non-employee directors and key personnel may purchase or sell our securities only during non "black-out periods”. "Black-out periods" begin at the close of trading on Monday of the third week in the third month of each fiscal quarter and end at the close of the business day following the date of each quarterly earnings announcement. Additionally, the Company has adopted a policy which prohibits our officers, non-employee directors and key personnel from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 19

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued during the Company’s prior three fiscal years, as applicable, for the Company’s NEOs.

		Salary	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compensation[3]	Nonqualified Deferred Compensation Earnings	All Other Compensation[4]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Theodore Wahl	2022	1,005,108	2,214,062	737,227	338,115	74,042	45,709	4,414,263
President & Chief Executive Officer & Director	2021	1,005,108	2,372,441	720,287	231,846	62,354	13,737	4,405,773
	2020	1,005,108	2,385,792	233,000	484,464	65,810	8,100	4,182,274

John C. Shea	2022	606,703	452,706	150,114	56,353	27,219	31,619	1,324,714
Executive Vice President & Chief Administrative Officer	2021	606,703	427,891	143,858	77,279	27,229	11,274	1,294,234
	2020	564,375	344,170	82,580	161,483	25,171	11,274	1,189,053

Andrew W. Kush	2022	639,000	451,708	150,114	90,164	31,097	35,064	1,397,147
Executive Vice President & Chief Operating Officer	2021	639,000	427,891	143,858	123,646	31,950	21,646	1,387,991
	2020	600,000	344,170	82,580	258,372	22,010	11,274	1,318,406

Patrick J. Orr	2022	541,007	323,232	106,953	56,353	15,424	18,931	1,061,900
Executive Vice President & Chief Revenue Officer	2021	506,250	324,458	107,639	77,279	19,670	—	1,035,296

Andrew M. Brophy	2022	210,716	49,992	—	61,500	9,429	13,222	344,859
Vice President, Controller, & Principal Accounting Officer	2021	183,100	20,001	—	68,005	5,227	11,274	287,607

1.The total amounts in these columns do not reflect compensation actually received by the NEO, nor do they reflect the actual value that will be recognized by the NEO. Instead, the amounts reflect the aggregate grant date fair value of restricted stock, restricted stock unit, performance stock unit awards, incentive awards received in stock, and ESPP awards computed in accordance with FASB ASC Topic 718. A more detailed discussion of the assumptions used in calculating these values may be found in Note 10 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. For PSUs granted in 2022, the grant date fair value reported is based upon the probable outcome of performance at the grant date.

	Fiscal 2022 Grants
	Probable Outcome ($)	Highest Outcome ($)
Theodore Wahl	$737,226	$1,105,839
John C. Shea	$150,108	$225,162
Andrew W. Kush	$150,108	$225,162
Patrick J. Orr	$106,953	$160,430
Andrew M. Brophy	N/A	N/A
The grant date fair value of performance awards with market-based conditions like relative total shareholder return is determined based on a Monte Carlo simulation.
2.The total amounts in this column do not reflect compensation actually received by the NEO, nor do they reflect the actual value that will be recognized by the NEO. Instead, the amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. A more detailed discussion of the assumptions used in calculating these amounts may be found in Note 10 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022. Refer also to the Compensation Discussion and Analysis for further information.
3.Amounts shown in this column represent annual performance-based cash payments under the annual incentive program, as described in the Compensation Discussion and Analysis. No future pay-outs will be made with respect to any of the plan-based awards under the plan.
4.Includes automobile allowance, vehicle lease, and contributions paid by the Company towards employee’s health and life insurance premiums.
Healthcare Services Group, Inc. | 2023 Proxy Statement | 20

Grant of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made by us during the year ended December 31, 2022, to each of the NEOs.

	Grant Date	Date Award Approved	Estimated Future Payouts Under Equity Incentive Plan Awards[1]	Estimated Future Payouts Under Equity Incentive Plan Awards (#)[2]			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards	Grant Date Fair Value of Stock and Option Awards
Name			Target (#)	Thres-hold	Target	Maxi-mum	(#)	(#)	($/sh)	($)
Wahl	1/4/2022	12/21/2021	—	17,553	35,106	52,659	81,462	181,583	$18.10	$2,948,915
	12/31/2022	12/21/2021	9,346				—	—	$14.47	$135,237
Shea	1/4/2022	12/21/2021	—	3,574	7,148	10,722	16,587	36,974	$18.10	$600,447
Kush	1/4/2022	12/21/2021	—	3,574	7,148	10,722	16,587	36,974	$18.10	$600,447
Orr	1/4/2022	12/21/2021	—	2,547	5,093	7,640	11,818	26,343	$18.10	$427,811
Brophy	1/4/2022	12/21/2021	—	—	—	—	2,762	—	$18.10	$49,992
1.Represents the shares received during 2023 as a result of Mr. Wahl’s election to receive a portion of his 2022 performance-based compensation in Company Common Stock. The grant date of such shares is reflected as the date in which the total amount of such performance-based compensation is earned by Mr. Wahl.
2.These performance stock units were granted under the 2020 Omnibus Incentive Plan and vest upon certification by the Board in 2025, provided that the performance targets, based on Relative TSR, are met for the three-year periods ended December 31, 2024.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Company has no employment agreements with any of the NEOs. No previously granted options or other equity-based awards were re-priced or otherwise materially modified during the fiscal year ended December 31, 2022. As set forth above in the Compensation Discussion and Analysis, the Company believes that part of the compensation for the NEOs should be in the form of long-term equity grants so as to align the interests of the NEOs with the Company’s shareholders. In accordance with these objectives, Mr. Wahl received stock options to purchase 181,583 shares of Common Stock, 81,462 restricted stock units and 35,106 performance stock units. Messrs. Shea and Kush each received stock options to purchase 36,974 shares of Common Stock, 16,587 restricted stock units and 7,148 performance stock units. Mr. Orr received stock options to purchase 26,343 shares of Common Stock and 11,818 restricted stock units. Additionally, Mr. Orr received performance stock units of 5,093. Mr. Brophy received 2,762 restricted stock units. These stock options and restricted stock units vest over five years while performance stock units vest over 3 years, as an incentive to increase the long-term value of the Company and thereby increase the value of its Common Stock.
Healthcare Services Group, Inc. | 2023 Proxy Statement | 21

Outstanding Equity Awards at December 31, 2022

The following table summarizes the outstanding equity awards of each of the NEOs as of December 31, 2022:

		Option Awards				Stock Awards
Name	Grant Date[1]	Vested, Exercisable	Unvested	Option Exercise Price	Option Expiration Date	Unvested[2]	Market Value of Unvested[3]	Unvested Equity Incentive Plan Awards[4]	Market Value of Equity Incentive Plan Awards[4]
Theodore Wahl	1/4/2013	15,000	—	$23.50	1/4/2023	—	$—	—	$—
	1/3/2014	15,000	—	$28.02	1/3/2024	—	$—	—	$—
	1/5/2015	15,000	—	$30.30	1/5/2025	—	$—	—	$—
	1/4/2016	15,000	—	$34.14	1/4/2026	—	$—	—	$—
	1/4/2017	30,000	—	$39.38	1/4/2027	—	$—	—	$—
	1/4/2018	40,000	10,000	$52.06	1/4/2028	6,000	$72,000	—	$—
	1/4/2019	30,000	20,000	$40.49	1/4/2029	17,000	$204,000	—	$—
	1/3/2020	20,000	30,000	$24.43	1/3/2030	46,641	$559,692	—	$—
	1/4/2021	20,639	82,554	$28.37	1/4/2031	40,098	$481,176	20,597	$711,008
	1/4/2022	—	181,583	$18.10	1/4/2032	81,462	$977,544	35,106	$737,226

John C. Shea	1/4/2013	5,000	—	$23.50	1/4/2023	—	$—	—	$—
	1/3/2014	6,250	—	$28.02	1/3/2024	—	$—	—	$—
	1/5/2015	1,650	—	$30.30	1/5/2025	—	$—	—	$—
	1/4/2016	1,650	—	$34.14	1/4/2026	—	$—	—	$—
	1/4/2017	1,650	—	$39.38	1/4/2027	—	$—	—	$—
	1/4/2018	8,000	2,000	$52.06	1/4/2028	1,200	$14,400	—	$—
	1/4/2019	6,000	4,000	$40.49	1/4/2029	3,400	$40,800	—	$—
	1/3/2020	7,089	10,632	$24.43	1/3/2030	8,452	$101,424	—	$—
	1/4/2021	4,122	16,488	$28.37	1/4/2031	8,008	$96,096	4,168	$143,879
	1/4/2022	—	36,974	$18.10	1/4/2032	16,587	$199,044	7,148	$150,108

Andrew W. Kush	1/4/2013	5,000	—	$23.50	1/4/2023	—	$—	—	$—
	1/3/2014	5,000	—	$28.02	1/3/2024	—	$—	—	$—
	1/5/2015	5,000	—	$30.30	1/5/2025	—	$—	—	$—
	1/4/2016	6,000	—	$34.14	1/4/2026	—	$—	—	$—
	1/4/2017	6,000	—	$39.38	1/4/2027	—	$—	—	$—
	1/4/2018	8,000	2,000	$52.06	1/4/2028	1,200	$14,400	—	$—
	1/4/2019	6,000	4,000	$40.49	1/4/2029	3,400	$40,800	—	$—
	1/3/2020	7,089	10,632	$24.43	1/3/2030	8,452	$101,424	—	$—
	1/4/2021	4,122	16,488	$28.37	1/4/2031	8,008	$96,096	4,168	$143,879
	1/4/2022	—	36,974	$18.10	1/4/2032	16,587	$199,044	7,148	$150,108

Patrick J. Orr	1/5/2015	800	—	$30.30	1/4/2026	—	$—	—	$—
	1/4/2016	2,400	—	$34.14	1/4/2027	—	$—	—	$—
	1/4/2017	4,000	—	$39.38	1/4/2028	—	$—	—	$—
	1/4/2018	4,000	1,000	$52.06	1/4/2029	200	$2,400	—	$—
	1/4/2019	3,000	2,000	$40.49	1/3/2030	1,540	$18,480	—	$—
	1/3/2020	3,410	5,113	$24.43	1/4/2031	3,867	$46,404	—	$—
	1/4/2021	3,085	12,336	$28.37	1/4/2032	5,992	$71,904	3,078	$64,638
	1/4/2022	—	26,343	$18.10	1/4/2032	11,818	$141,816	5,093	$106,953

Healthcare Services Group, Inc. | 2023 Proxy Statement | 22

		Option Awards				Stock Awards
Name	Grant Date[1]	Vested, Exercisable	Unvested	Option Exercise Price	Option Expiration Date	Unvested[2]	Market Value of Unvested[3]	Unvested Equity Incentive Plan Awards[4]	Market Value of Equity Incentive Plan Awards[4]
Andrew M. Brophy	1/4/2019	—	—	$—	—	48	$576	—	$—
	1/3/2020	—	—	$—	—	368	$4,416	—	$—
	1/4/2021	—	—	$—	—	564	$6,768	—	$—
	1/4/2022	—	—	$—	—	2,762	$33,144	—	$—

1.Options and stock awards vest 20% per year on the anniversary of the grant date for each of the five years subsequent to the grant date.
2.Unless otherwise noted herein, restricted stock awards and restricted stock units vest at the rate of 20% annually, commencing on the first anniversary from the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Company. The shares of Common Stock underlying the restricted stock awards and restricted stock units will be issued upon vesting.
3.Valued based on the closing price of a share of the Company’s Common Stock on December 31, 2022 as reported on the NASDAQ Global Select Market ($12.00).
4.Performance stock unit awards were granted under the 2020 Omnibus Incentive Plan and vest upon certification by the Board in 2024 and 2025, provided that the performance targets, based on Relative TSR, are met for the three-year periods ended December 31, 2023 and 2024. The reported grant date fair values of $34.52 for 2021 grants and $21.00 for 2022 grants were based upon a Monte Carlo simulation used to determine the probable outcome of the performance condition at the grant date.

Option Exercises and Stock Vested During 2022

The following table sets forth information concerning the option exercises and stock awards vested of each of the NEOs during the year ended December 31, 2022:

	Stock Option Awards		Restricted Stock and Restricted Stock Units
	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired On Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Theodore Wahl	—	$—	46,072	$829,550
John C. Shea	—	$—	9,650	$173,894
Andrew W. Kush	—	$—	9,420	$169,731
Patrick J. Orr	—	$—	4,506	$81,216
Andrew M. Brophy	—	$—	289	$5,196

Non-Qualified Deferred Compensation

The following table sets forth information concerning the non-qualified deferred compensation of each of the NEOs during the year ended December 31, 2022, as well as the aggregate balance of non-qualified deferred compensation as of December 31, 2022:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Gains (Losses) in Last FY	Aggregate Balance at Last FYE
Theodore Wahl	$220,317	$55,079	$(1,089,287)	$3,780,698
John C. Shea	$96,014	$24,003	$(241,790)	$1,470,104
Andrew W. Kush	$103,863	$25,966	$(142,682)	$869,270
Patrick J. Orr	$87,098	$21,774	$(51,026)	$415,210
Andrew M. Brophy	$40,832	$10,208	$(9,379)	$148,752

Healthcare Services Group, Inc. | 2023 Proxy Statement | 23

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information about the relationship of the annual total compensation of the Company’s employees and the annual total compensation of the President and Chief Executive Officer. The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

At December 31, 2022, we had over 35,000 employees (full-time and part-time), all located in the United States.

We determined the total annual compensation for our employees for the year ended December 31, 2022 using data from our payroll records for the month of December 2022, which we then extrapolated for the full year of 2022. The components of total annual compensation for our employees are the same as those used to determine the total compensation of our NEOs for the purposes of the SCT. We did not make any full-time equivalent adjustments for part-time employees. The results were then ranked, excluding the President and Chief Executive Officer, from lowest to highest, and the median employee was identified. We then compared the total annual compensation of the median employee to that of the President and Chief Executive Officer. The total annual compensation of the median employee for the year ended December 31, 2022 was $30,160. For the year ended December 31, 2022, the ratio of our President and Chief Executive Officer’s total annual compensation to that of our median employee was approximately 146:1.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 24

Pay Versus Performance Disclosure

Year	Summary Compensation Table total for PEO (1)	Compensation Actually Paid ("CAP") to PEO (1)(2)(6)	Average Summary Compensation Table total for non-PEO NEOs (3)	Average CAP to non-PEO NEOs (2)(3)(7)	Value of initial fixed $100 investment based on:		Net income (in thousands)	Income before income taxes (in thousands) (5)
					Total shareholder return (4)	Peer group total shareholder return (4)
2022	$4,414,263	$2,445,181	$1,027,589	$765,385	$60	$123	$34,630	$45,082
2021	$4,405,773	$1,424,534	$986,045	$593,330	$47	$142	$45,863	$61,823
2020	$4,182,274	$4,908,914	$1,254,008	$1,535,216	$116	$114	$98,682	$129,186
1.    Our CEO, Theodore Wahl, is listed in the table as the principal executive officer ("PEO") for each year.
2.    Compensation actually paid is defined in Item 402(v)(2)(iii) of Regulation S-K. Reconciliation of the amounts included in the Summary Compensation Table to compensation actually paid is provided in the "Narrative Disclosure to Pay Versus Performance Table" section below.
3.    The non-PEO NEOs included in the calculation for average summary compensation and compensation actually paid for each applicable year are the following:
•2022: John C. Shea, Andrew W. Kush, Patrick J. Orr, and Andrew M. Brophy
•2021: John C. Shea, Andrew W. Kush, Patrick J. Orr, Jason J. Bundick, and Andrew M. Brophy
•2020: John C. Shea, Michael E. McBryan (in his role as Executive Vice President, Chief Revenue Officer & Director), Andrew W. Kush, and Jason J. Bundick
4.    Total shareholder return (TSR) is calculated based on the return of $100 invested three years prior to the applicable year-end date in stock or index, including reinvestment of dividends. We have not defined a peer group based on either industry classification or financial characteristics. We believe the Company is unique in its service offerings and customer base, and among its closest industry peers, it is unique in size and financial profile. We opted to utilize the S&P Midcap 400 index on our Form 10-K total return chart to compare the Company performance to issuers with similar market capitalization. In addition, we use the S&P Midcap 400 index as our relative TSR peer group applicable to performance stock unit awards.
5.    Our company-selected measure is Income before Income Taxes. Our Consolidated Statements of Comprehensive Income included on our Form 10-K include details of how this is calculated.
6.    Below is the reconciliation of the Summary Compensation Table to Compensation Actually Paid for the PEO:

Reconciliation of Summary Compensation to CAP to Principal Executive Officer	2022	2021	2020
Summary Compensation Table	$4,414,263	$4,405,773	$4,182,274
Less: Equity awards included in Summary Compensation Table	(2,951,289)	(3,092,728)	(2,618,792)
Add: Year-end fair value of equity awards granted during current year that are outstanding and unvested at year-end	1,695,607	1,322,617	2,576,882
Add: Change in fair value of equity awards granted in prior years that are outstanding and unvested at year-end	(961,109)	(1,452,692)	526,740
Add: Change in fair value during current year of equity awards granted in prior years that vested in the current year	10,543	10,543	2,750
Add: Fair value on vesting date for current year equity grants	74,167	62,953	65,323
Less: Fair value at end of prior year for any stock awards which were forfeited during current year	—	—	—
Add: Dollar value of any dividends, dividend equivalents, or other earnings paid on stock or option awards	162,999	168,068	173,737
Total Compensation Actually Paid (CAP):	$2,445,181	$1,424,534	$4,908,914

Healthcare Services Group, Inc. | 2023 Proxy Statement | 25

7.    Below is the reconciliation of the Summary Compensation Table to Compensation Actually Paid to the non-PEO NEOs:

Reconciliation of Summary Compensation to CAP to Non-Principal Executive Officer Named Executive Officers	2022	2021	2020
Summary Compensation Table	$1,027,589	$986,045	$1,254,008
Less: Equity awards included in Summary Compensation Table	(421,208)	(404,679)	(427,318)
Add: Year-end fair value of equity awards granted during current year that are outstanding and unvested at year-end	242,410	187,532	534,983
Add: Change in fair value of equity awards granted in prior years that are outstanding and unvested at year-end	(127,340)	(218,593)	110,687
Add: Change in fair value during current year of equity awards granted in prior years that vested in the current year	1,272	1,429	790
Add: Fair value on vesting date for current year equity grants	20,827	18,401	28,039
Less: Fair value at end of prior year for any stock awards which were forfeited during current year	—	—	—
Add: Dollar value of any dividends, dividend equivalents, or other earnings paid on stock or option awards	21,835	23,195	34,027
Total Compensation Actually Paid (CAP):	$765,385	$593,330	$1,535,216

Differences in the calculations of compensation in the summary compensation and the compensation actually paid are driven primarily on the determination of fair value used to calculate GAAP stock compensation expense and the SEC definition in the compensation actually paid calculation and the timing of equity awards issued during the years ended December 31, 2022, 2021, and 2020. For each of the periods included in the CAP table, we have granted the vast majority of our equity awards to the NEOs, including the PEO, and other employees during the first quarter of each fiscal year. Expense for GAAP purposes (which is included in the Summary Compensation Table) for these grants is measured at fair value at the grant date using the current stock price and other inputs that are determined at the grant date, which is then recorded as straight-line stock compensation expense over the vesting period for each grant.

In the CAP calculation, the fair value of each equity award is revalued at the end of each fiscal year (instead of the grant date) or upon vesting. For unvested RSUs, we calculated the fair value of outstanding units as the total number of unvested shares times the year-end stock price. For unvested stock options, we calculated the fair value of outstanding unvested options using an updated Black-Scholes model with inputs updated for each respective year-end date. For unvested PSUs, we calculated the fair value of unvested units using an updated Monte-Carlo model with inputs updated for each respective year-end date. Changes in fair value from the grant date, or the previous year-end, to the end of each year in the table were primarily driven by changes in our stock price. No changes were made to the valuation methods or models used in calculating the fair value as of year-end versus each grant date, and no significant changes were made to assumptions used in the models. As equity awards are a significant portion of the compensation package provided to our NEOs, our CAP may fluctuate significantly from period to period based on changes in our stock price.

Tabular List of Company Performance Measures

The following table lists the measures we believe are most important in linking compensation actually paid to company performance during 2022:

Company Selected Measures
Income before income taxes
Total Shareholder Return

Only two measures are identified reflecting the sole two financial performance measures currently used in our executive compensation framework. Given total shareholder return is already included in the pay versus performance table above, Company income before income taxes is identified as our company-selected measure. Further details on how these performance measures are used in our incentive plans can be found in the Compensation Discussion and Analysis section.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 26

Description of CAP Versus Company Performance

Below is a comparison of ratios of compensation included in the Summary Compensation Table to the compensation actually paid calculation for the PEO and the non-PEO Named Executive Officers to net income:

	PEO Compensation as a percentage of net income		Average Other NEO Compensation as a percentage of net income
Year	Summary Compensation	Compensation Actually Paid	Summary Compensation	Compensation Actually Paid
2022	12.7%	7.1%	3.0%	2.2%
2021	9.6%	3.1%	2.1%	1.3%
2020	4.2%	5.0%	1.3%	1.6%

Below is a comparison of ratios of compensation included in the Summary Compensation Table to the compensation actually paid calculation for the PEO and the non-PEO Named Executive Officers to income before income taxes:

	PEO Compensation as a percentage of income before income taxes		Average Other NEO Compensation as a percentage of income before income taxes
Year	Summary Compensation	Compensation Actually Paid	Summary Compensation	Compensation Actually Paid
2022	9.8%	5.4%	2.3%	1.7%
2021	7.1%	2.3%	1.6%	1.0%
2020	3.2%	3.8%	1.0%	1.2%

Below is a comparison of ratios of compensation included in the Summary Compensation Table to the compensation actually paid calculation for the PEO and the non-PEO Named Executive Officers to TSR:

	PEO Compensation as a multiple of TSR		Average Other NEO Compensation as a multiple of TSR
Year	Summary Compensation	Compensation Actually Paid	Summary Compensation	Compensation Actually Paid
2022	163.7	90.7	38.1	28.4
2021	85.2	27.6	19.1	11.5
2020	46.2	54.2	13.9	17.0

Healthcare Services Group, Inc. | 2023 Proxy Statement | 27

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, nine directors of the Company are to be elected, each to hold office for a term of one year. All nominees currently serve as Directors. Unless authority is specifically withheld, management proxies will be voted FOR the election of the nominees named in Directors, Executive Officers and Corporate Governance above to serve as directors until the next annual meeting of shareholders and until their successors have been chosen and qualified. Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies will be voted in favor of the remaining nominees and may also be voted for substitute nominees. If a quorum is present, the candidate or candidates receiving the highest number of votes will be elected. Brokers that do not receive shareholder instructions are not entitled to vote for the election of directors because an uncontested election is considered a “non-routine” matter. Hence, shareholders who hold their shares through brokerage accounts and who would like to vote in favor of the director nominees will need to instruct their brokerage firm to vote for the Company’s nominees.

The Board of Directors recommend a vote “FOR” all nominees.

Vote Required
The Company has implemented plurality voting in uncontested elections of directors. Accordingly, the Company’s bylaws provide that in an uncontested election of directors the affirmative vote of a plurality of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required to elect a director.
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PROPOSAL NO. 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Grant Thornton LLP was selected by the Audit Committee of the Board as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2023. Said firm has no other relationship to the Company. The Board recommends the ratification of the selection of the firm of Grant Thornton LLP to serve as the Independent Registered Public Accounting Firm of the Company for the year ending December 31, 2023. A representative of Grant Thornton LLP, which has served as the Company’s Independent Registered Public Accounting Firm since December 1992, will be present at the forthcoming shareholders’ meeting with the opportunity to make a statement if so desired and such representative will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, therefore, will not have the same legal effect as an “against” vote and will not be counted in determining whether the proposal has received the required shareholder vote. However, brokers that do not receive instructions on this proposal are entitled to vote for the selection of the independent registered public accounting firm.

Pre-Approval Policies and Procedures

The Audit Committee policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm are reflected in the Audit Committee Charter. The Audit Committee Charter provides that the Audit Committee shall review and pre-approve both audit and non-audit services to be provided by the independent auditor. This duty may be delegated to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

All services performed by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Board of Directors recommend a vote “FOR” the approval and ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2023.

Vote Required
Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

Fees Paid to Auditors

The following table sets forth the fees billed by the Company’s independent registered public accounting firm during fiscal years 2022 and 2021:

	2022	2021
Audit fees [1]	$1,158,000	$1,133,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
	$1,158,000	$1,133,000

1.Audit fees billed by Grant Thornton LLP related to the audits of the Company’s annual financial statements and internal control over financial reporting; the review of the Company’s financial statements included in the Quarterly Reports on Form 10-Q; review of documents filed with the SEC; and reimbursement for direct out-of-pocket expenses.

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PROPOSAL NO. 3
AMENDMENT TO THE 2020 OMNIBUS INCENTIVE PLAN

The Board of Directors has adopted and is seeking shareholder approval of an amendment to the 2020 Omnibus Incentive Plan (the "2020 Plan") to increase the number of shares of Common Stock that are available for issuance thereunder by 2,500,000 shares (the “Amendment”). The 2020 Plan was originally approved by the Board of Directors on April 21, 2020 and our shareholders originally approved the 2020 Plan on May 26, 2020. The 2020 Plan, as amended by the Amendment, is referred to as the “Amended Plan.”

As of April 18, 2023, approximately 734,000 shares of Common Stock remained available for issuance pursuant to future grants or awards under the 2020 Plan. If approved by our shareholders, the Amendment will increase the number of shares authorized under the 2020 Plan. Awards previously granted under the 2020 Plan would be unaffected by the adoption of the Amendment, and they would remain outstanding under the terms pursuant to which they were previously granted. If our shareholders do not approve the Amendment, the 2020 Plan will remain in will remain in place in accordance with its current terms.

Our Compensation Committee is recommending the approval of the Amendment for the following reasons:

Retaining Employees in a Competitive Market.
•We have successfully used stock awards to attract, retain and incentivize highly qualified executives and other key employees throughout the Company's history.
•The Amendment is necessary to ensure that we maintain the ability to attract, retain and incentivize highly qualified executives and other employees in the future.
•Equity interests in the Company provide for compensation for key employees which aligns share award recipients with shareholders by providing a common interest in increasing shareholder value.
•Without increasing the number of shares authorized, the remaining shares available for issuance under the 2020 Plan may not be sufficient for us to be successful in attracting, retaining and incentivizing highly qualified executives and other key employees in the future.

Requesting Shareholder Input as Designed in the Plan.
•As intended, the 2020 Plan does not have an evergreen provision, and therefore any increase in the number of shares available for issuance under the 2020 Plan requires approval by the shareholders.
•We designed the 2020 Plan with the intention of ensuring that a responsible number of shares would be included in the equity plan and that any increases in authorized shares would be disclosed to shareholders and would be subject to shareholder vote.

Increasing Shares by a Responsible Amount.
•As of April 18, 2023, the proposed increase of 2,500,000 shares equals approximately 3.3% of our current number of shares outstanding.
•As of April 18, 2023, our "overhang", which includes outstanding equity awards including grants and options which have not yet vested, options vested and exercisable, and shares authorized and not yet granted under the 2020 Plan, was 5.7%, which includes approximately 4,450,000 potential additional shares under existing equity plans.
•We anticipate, but cannot provide assurance that, the additional shares requested will be enough to meet our expected needs for approximately three to four years based on recent equity issuances, subject to changes in business conditions, our compensation programs and our ability to hire and retain key employees.

A summary of the material provisions of the Amended Plan is set forth below. This summary is qualified by reference to the full text of the Amended Plan, which has been included as Appendix A to this proxy statement and is incorporated by reference herein.

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Key Aspects of the Amended Plan

Proposed Share Reserve:	The number of shares of our common stock that will be reserved for issuance pursuant to the Amended Plan will not exceed the sum of 5,000,000 (increased from 2,500,000) shares. As of April 18, 2023, there were 3,716,000 shares subject to outstanding equity awards, and 734,000 shares remaining available for grant, under the 2020 Plan. The closing price of a share of our common stock on April 18, 2023 reported on NASDAQ Global Select Market was $14.59.
Minimum Vesting:	The Amended Plan includes a minimum vesting period for all awards granted thereunder of one year from the date of grant, subject to certain limited exceptions (including an exception for up to 5% of the shares reserved for issuance under the Amended Plan).

No “Liberal” Share Recycling:
Any shares withheld from any award to cover taxes or any exercise price, and any shares tendered to exercise outstanding options or repurchased on the open market using exercise price proceeds, will not be again be available for issuance thereunder.

No Dividends or Dividend Equivalents Paid on Unvested Awards:	To the extent that any award under the Amended Plan contains a right to receive dividends or dividend equivalents while such award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Non-Employee Director Limit:	The Amended Plan contains an annual limit of $300,000 on the cash and equity compensation that may be paid or awarded to a non-employee director in any fiscal year with respect to his or her service as a non-employee director.

No Repricing of Stock Options or Stock Appreciation Rights:	The Amended Plan prohibits the repricing of stock options and stock appreciation rights and cash buyouts of underwater options and stock appreciation rights without shareholder approval.
Plan Term:	The Amended Plan will expire on May 30, 2033, unless earlier terminated by the Board or the Compensation Committee of the Board (the “Committee”), but awards granted prior to such date may extend beyond that date.

Clawback Provisions:	Awards granted under the Amended Plan are subject to any compensation recoupment policy adopted by the Company from time to time. In addition, awards under the Amended Plan are subject to potential forfeiture in the event of a participant’s violation of a non-competition and/or non-solicitation obligation.

bDescription of the Amended Plan

The principal purposes of the Amended Plan are to: (a) encourage profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) to give participants an incentive for excellence in individual performance; (c) to promote teamwork among participants; and (d) to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. To accomplish such purposes, the Amended Plan provides that the Company may grant options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and restricted stock units), other share-based awards, other cash-based awards, or any combination of the foregoing. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards.

Administration. The Amended Plan is administered by the Committee (as defined in Section 3 of the 2020 Plan, referred to below as the plan administrator). The plan administrator has the power to determine the terms of the awards granted under the Amended Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the
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awards. The plan administrator also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Amended Plan.

Eligible Participants. Certain employees, non-employee directors and consultants are eligible to be granted awards under the Amended Plan, other than incentive stock options, which may be granted only to employees. As of April 18, 2023, there were currently approximately 35,000 people, including five officers and eight non-employee directors who would potentially be eligible to receive awards under the Amended Plan.

Shares Available for Awards; Award Limits. The number of shares of our common stock reserved for issuance under the Amended Plan is equal to the sum of (i) 5,000,000 shares and (ii) any shares subject to outstanding awards under the 2012 Equity Incentive Plan that, after May 26, 2020, are forfeited, terminated, lapsed, or satisfied thereunder in cash or property other than shares. A maximum of 5,000,000 shares may be issued under the Amended Plan pursuant to incentive stock options. The number of shares issued or reserved pursuant to the Amended Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock. The maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year with respect to such director’s service as a non-employee director, will not exceed $300,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).

Any shares of common stock subject to an award under the Amended Plan that, after the effective date thereof, are forfeited, cancelled, settled or otherwise terminated without a distribution of shares of common stock to a participant will thereafter be deemed to be available for awards. However, none of the following will be added back to the shares authorized for grant under the Amended Plan: (i) shares otherwise issuable or issued in respect of, or as part of, any award withheld to cover taxes or any applicable exercise price, (ii) shares subject to share-settled stock appreciation rights or options that are exercised, (iii) shares tendered to exercise outstanding options or other awards or to cover applicable taxes on such awards, or (iv) shares repurchased on the open market using exercise price proceeds. Shares underlying awards that are subject to the achievement of performance goals shall be counted against the share reserve based on the target value of such awards unless, and until, such time as such awards become vested and settled in shares, and awards that, pursuant to their terms, may be settled only in cash shall not count against the share reserve.

Adjustments. If there is any change in the Company’s capitalization resulting from a merger, consolidation, reclassification, or other corporate transaction, a stock split, reorganization, or other change in corporate structure, the plan administrator will adjust the number and kind of shares of stock or other securities permitted to be delivered under the Amended Plan, adjust the terms of outstanding awards, including the number and kind of shares of stock or other securities subject to outstanding awards, in each case as and to the extent the plan administrator determines an adjustment to be appropriate and equitable, to prevent dilution or enlargement of rights.

Minimum Vesting Requirement. Except in the case of substitute awards, awards granted under the Amended Plan will be subject to a minimum vesting period of one year from the date of grant. Notwithstanding the foregoing, the plan administrator may provide, in an award agreement or following the time of grant, that the vesting of an award will accelerate in the event of a participant’s death or disability, and the plan administrator may grant awards covering 5% of the shares reserved for issuance under the Amended Plan without regard to the minimum vesting provision. The vesting of any unvested awards granted to non-employee directors will be deemed to satisfy the one-year minimum vesting provision if the awards vest on the earlier of the one-year anniversary of the date of grant and the next regular annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting.

Stock Options. Under the Amended Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. Stock options are a variable component of compensation designed to incentivize the participants to grow the Company and to increase the value of our shares. The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years (or in the case of a ten percent (10%) shareholder within the meaning of Section 422(b)(6) of the Internal Revenue Code, five years) from the date such option is granted, and may also establish vesting performance requirements that must be met prior to the exercise of options. Stock option grants must have an exercise price that is equal to or greater than the fair market value of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder with a fair market value equal to the exercise price. Dividends may not be paid on
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awards of stock options under the Amended Plan. Unless otherwise directed by a participant in writing, each vested and unexercised option held by a participant who is actively in service with the Company will automatically be exercised on the last business day before such option expires, so long as the per-share exercise price of the option is less than the fair market value of a share on that date.

Stock Appreciation Rights. The plan administrator may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights are a variable component of compensation designed to retain key employees. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares (as determined by the plan administrator) equal in value to the excess of the fair market value of the shares covered by the stock appreciation rights over the exercise price of the right. Unless otherwise directed by a participant in writing, each vested and unexercised stock appreciation right held by a participant who is actively in service with the Company will automatically be exercised on the last business day before such stock appreciation right expires, so long as the per-share exercise price of the stock appreciation right is less than the fair market value of a share on that date.

Restricted Shares. The plan administrator may also grant restricted shares, which are awards of our shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. A participant holding restricted shares will generally have the rights of a shareholder with respect to such shares; however, the plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such shares. Restricted shares are a variable component of compensation also available to retain key employees when deemed appropriate.

Restricted Stock Units. Restricted stock units represent the right to receive shares of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, we must deliver to the holder of the restricted stock unit, unrestricted shares of our common stock, which will be freely transferable. A participant holding restricted stock units will have no voting rights with respect thereto. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividend equivalents on such restricted stock units. Restricted stock units are a variable component of compensation also designed to retain key employees when deemed appropriate.

Performance-Based Awards. Performance-based awards are denominated in shares, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. Performance-based awards are a variable component of compensation designed to reward key management for achieving annual performance goals. The performance-based criteria applicable to such awards shall be determined by the plan administrator and may include, but are not limited to, any of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income; operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of our shares; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or any combination of, or a specified increase in, any of the foregoing.

Other Awards. In addition to the awards described above, the plan administrator may grant other incentives payable in cash or shares under the Amended Plan as it deems consistent with the terms of the Amended Plan and subject to such other terms and conditions as it deems appropriate.

Dividends and Dividend Equivalents. To the extent that any award under the Amended Plan contains a right to receive dividends or dividend equivalents while such award remains unvested, notwithstanding anything in the Amended Plan to the contrary, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Deferrals of Payment. The plan administrator may determine that the delivery of shares or cash upon the vesting, exercise or settlement of an award under the Amended Plan may or will be deferred in accordance with applicable law.

Change in Control Provisions. The plan administrator may provide in the applicable award agreement that an award under the Amended Plan will vest on an accelerated basis upon the participant’s termination of employment or service in connection with a change in control. However, unless otherwise provided in an award agreement, in the event of a change in control: (i) the plan administrator may provide that any or all outstanding awards shall be assumed and continued or an
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equivalent award substituted by the company’s successor or a parent or subsidiary of such successor in connection with such change in control transaction; provided, however, that if within two (2) years following such change in control, a participant’s employment is terminated by the Company or its successor without cause or the participant resigns for good reason, any awards not previously vested shall immediately become vested and/or exercisable; and (ii) with respect to such outstanding awards that are not assumed and continued or an equivalent award is not substituted by the Company’s successor or parent or subsidiary of such successor in connection with such change in control transaction, then any such awards that have not previously vested shall immediately become vested and/or exercisable.

Amendment and Termination. The Board or the Committee may alter, amend, modify, or terminate the Amended Plan at any time; provided that the approval of our shareholders will be obtained for any amendment to the Amended Plan that requires shareholder approval under the rules of the stock exchange on which our shares of common stock are then listed or in accordance with other applicable law. In addition, without shareholder approval, to the extent required by the rules of the stock exchange(s) on which the shares are traded, except as otherwise permitted under the “equitable adjustments” provisions of the Amended Plan, (i) no amendment or modification may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable stock exchange(s). No modification of an award will, without the prior written consent of the participant, adversely alter or impair the rights of a participant under the Amended Plan.

Compliance with Applicable Laws. We intend for awards granted under the Amended Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

New Plan Benefits

Future awards under the Amended Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made. Accordingly, awards that may be granted under the Amended Plan are not determinable at this time.

Summary of Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Amended Plan. A participant may also be subject to state, local and foreign taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was continuously employed by the Company or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the Company will not be entitled to a corresponding deduction. If the holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon
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disposition of the shares over the exercise price, and the Company will generally be entitled to a corresponding deduction. In addition, the participant will recognize capital gain or loss equal to the difference between the amount realized and the value of the shares on the date of exercise.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance-Based Shares. A grant of restricted stock or performance-based shares will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and the Company will generally be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may be permitted to elect, pursuant to Section 83(b) of the Internal Revenue Code, to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, the Company would be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units. A grant of restricted stock units (including performance-based restricted stock units) will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and the Company will generally be entitled to a corresponding deduction when the dividend equivalents are paid.

Performance Awards and Other Share-Based or Cash-Based Awards. A grant of a performance award or other stock-based or cash-based award will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million.

Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, the Company may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

Importance of Consulting a Tax Adviser. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon Federal income tax rules as of the date hereof and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on their particular situation, each recipient should consult their tax adviser as to the federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the Company’s equity compensation plans, on an aggregated basis, the number of shares of our Common Stock subject to outstanding stock awards, the weighted-average exercise price of stock awards, and the number of shares remaining available for future award grants as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Issued and not Exercised)
	(in thousands, except per share amounts)
Equity compensation plans approved by security holders	3,295	1	$31.56	3,555	2
Total	3,295		$31.56	3,555
1.Represents shares of Common Stock issuable upon exercise of outstanding stock awards granted under the 2020 Plan and carryover shares from pre-existing equity plans.
2.Includes stock awards to purchase 1.4 million shares available for future grant under the 2020 Plan, 1.9 million shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan as amended (the “1999 Plan”) and 0.3 million shares available for issuance under the Company’s Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). Treasury shares may be issued under the 1999 Plan and the Deferred Compensation Plan.

The Board of Directors recommend a vote “FOR” the Amendment as described in Proposal No. 3

Vote Required

Approval of Proposal No.3 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.

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PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. Pursuant to amendments to Section 14A of the Exchange Act and the shareholder vote on the frequency of the advisory vote on executive compensation at our 2017 Annual Meeting of Shareholders, we are providing our shareholders with an annual opportunity to cast an advisory vote (commonly referred to as “say-on-pay”) to approve the compensation of our Named Executive Officers.

We are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers (which consist of our President and Chief Executive Officer, the Principal Accounting Officer and our other three highest paid executive officers in 2022), as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Our compensation philosophy and framework have resulted in compensation for our President and Chief Executive Officer and Executive Vice Presidents of the Company that is tied to the Company’s financial results and the other performance factors described in the section of this Proxy Statement entitled Compensation Discussion and Analysis. These programs focus on rewarding the types of performance that increase shareholder value, link executive compensation to the Company’s long-term strategic objectives and align interests of the President and Chief Executive Officer and Executive Vice Presidents of the Company with those of our shareholders. The Company believes that its executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of the total compensation paid to the President and Chief Executive Officer and Executive Vice Presidents of the Company is intended to be variable and delivered on a pay-for-performance basis. The Company believes that the compensation paid to the NEO who is not an Executive Vice President is appropriate based on the scope of his responsibilities and takes into account competitive market compensation paid by companies in our industry.

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

The Board of Directors recommend a vote “FOR” the adoption of the following non-binding resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

This say-on-pay vote is advisory, and therefore not binding on the Company, the NCSO Committee or our Board of Directors.

Vote Required
Approval of Proposal No. 4 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting.
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PROPOSAL NO. 5
ADVISORY VOTE REGARDING FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, added by the Dodd-Frank Act, enables our shareholders to indicate how frequently they believe we should seek an advisory “say-on-pay” vote. Accordingly, we are seeking an advisory determination from our shareholders as to the frequency with which we should present a say-on-pay vote to the shareholders. We are providing shareholders the option of selecting a frequency of three, two or one year(s), or abstaining.

We believe that the annual approach recommended by the Board allows regular input by shareholders.

The Board of Directors recommend a vote “FOR” the option of every “ONE YEAR” pursuant to the following resolution as the frequency with which shareholders will be provided an advisory vote on the compensation of our Named Executive Officers:

RESOLVED, that an advisory shareholder vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to the Company’s shareholders every: (1) three years, (ii) two years, or (iii) one year; with such frequency that receives the highest number of votes cast being the preferred advisory vote of shareholders.

The vote regarding the frequency of advisory votes on executive compensation is advisory, and therefore not binding on the Company, the NCSO Committee or our Board of Directors. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice among the frequency options. The Board will review the results of the shareholder vote and take them into account in making its decisions on executive compensation.
Healthcare Services Group, Inc. | 2023 Proxy Statement | 38

Audit Committee Report

The members of the Audit Committee from January 1, 2022 to December 31, 2022 were Messrs. Ottaviano and Simmons, Jr. and Ms. Grant. Mr. Simmons, Jr. was the Chairman of the Audit Committee throughout 2022. The Audit Committee met five times during the fiscal year ended December 31, 2022. The Audit Committee is responsible for the appointment of the Independent Registered Public Accounting Firm for each fiscal year, recommending the discharge of the Independent Registered Public Accounting Firm to the Board and confirming the independence of the Independent Registered Public Accounting Firm. It is also responsible for: reviewing and approving the scope of the planned audit, the results of the audit and the Independent Registered Public Accounting Firm’s compensation for performing such audit; reviewing the Company’s audited financial statements; and reviewing and approving the Company’s internal accounting controls and disclosure procedures, and discussing such controls and procedures with the Independent Registered Public Accounting Firm.

A copy of the Company’s Amended and Restated Audit Committee Charter is available on the Company’s website at www.hcsg.com.

The Company’s Independent Registered Public Accounting Firm is responsible for auditing the financial statements, as well as auditing the Company’s internal controls over financial reporting. The activities of the Audit Committee are in no way designed to supersede or to alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the Independent Registered Public Accounting Firm.

In connection with the audit of the Company’s financial statements for the year ended December 31, 2022, the Audit Committee met with representatives from Grant Thornton LLP, the Company’s Independent Registered Public Accounting Firm, and the Company’s internal auditors. The Audit Committee reviewed and discussed with Grant Thornton LLP and the Company’s internal auditors, the Company’s financial management and financial structure, as well as the matters relating to the audit required by the Public Company Accounting Oversight Board Auditing Standard.

The Audit Committee and Grant Thornton LLP also discussed Grant Thornton LLP’s independence. In September 2022, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP’s independence required by Public Company Accounting Oversight Board Rule 3526.

In addition, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2022, as well as management’s assessment of internal controls over financial reporting.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s financial statements audited by Grant Thornton LLP, as well as the audit of the Company’s internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE
Kurt Simmons, Jr., Chairman
Laura K. Grant
Dino D. Ottaviano
Healthcare Services Group, Inc. | 2023 Proxy Statement | 39

Nominating, Compensation and Stock Option Committee Report

The compensation of the President and Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee. Such Committee’s determinations regarding such compensation are based on a number of factors including, in order of importance:
•Consideration of the operating and financial performance of the Company, primarily its income before income taxes;
•Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and
•Consideration of the individual’s overall contribution to the Company.

In consultation with the President and Chief Executive Officer of the Company, the Nominating, Compensation and Stock Option Committee develops guidelines and reviews the compensation and performance of the other executive officers of the Company, and sets the compensation of the executive officers of the Company and/or any management fees paid by the Company for executive services when needed. In addition, the Nominating, Compensation and Stock Option Committee makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, establishes criteria for the granting of options in accordance with such criteria and administers such plans. The Nominating, Compensation and Stock Option Committee reviews major organizational and staffing matters. With respect to director compensation, the Nominating, Compensation and Stock Option Committee designs a director compensation package of a reasonable total value based on comparisons with similar firms and aligned with long-term shareholder interests. Finally, the Nominating, Compensation and Stock Option Committee reviews director compensation levels and practices, and may recommend, from time to time, changes in such compensation levels and practices to the Board, with equity ownership in the Company encouraged. The Nominating, Compensation and Stock Option Committee’s charter provides that the Nominating, Compensation and Stock Option Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Nominating, Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE
Diane S. Casey, Chairwoman
John J. McFadden
Healthcare Services Group, Inc. | 2023 Proxy Statement | 40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 29, 2023, regarding the beneficial ownership of Common Stock by each person or group known by the Company to own: (i) 5% or more of the outstanding shares of Common Stock, (ii) each director and director nominees, (iii) the Named Executive Officers as defined in Item 402(a)(3) of Regulation S-K and (iv) all current directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Name and Beneficial Owner or Group[1]	Amount and Nature of Beneficial Ownership		Percent of Class[2]
BlackRock, Inc.[3]	12,151,434	4	16.4%
The Vanguard Group, Inc.[3]	8,381,297	5	11.3%
State Street Corporation[3]	4,389,272	6	5.9%
Mackenzie Financial Corporation[3]	4,173,445	7	5.6%
Invesco Ltd.[3]	3,883,775	8	5.2%
Theodore Wahl	734,748	9	-	23
Andrew W. Kush	101,407	10	-	23
John C. Shea	98,596	11	-	23
Patrick J. Orr	51,760	12	-	23
Robert L. Frome	50,733	13	-	23
Dino D. Ottaviano	36,079	14	-	23
John J. McFadden	34,337	15	-	23
Diane S. Casey	29,642	16	-	23
Jude Visconto	25,642	17	-	23
Daniela Castagnino	10,639	18	-	23
Laura Grant	6,638	19	-	23
Kurt Simmons, Jr.	4,702	20	-	23
Andrew M. Brophy	1,819	21	-	23
Directors and Executive Officers as a group (14 persons)	1,274,081	22	1.7%

1.Unless otherwise indicated, the address of all persons is c/o Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020.
2.Based on 74,194,000 shares of Common Stock outstanding at March 29, 2023.
3.The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
The address of State Street Corporation is 1 Lincoln Street, Boston, MA 02111.
The address of Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario A6 M5V 3K1.
The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
4.According to Amendment No. 15 to Schedule 13G filed by BlackRock, Inc. on January 26, 2023, as of December 31, 2022, it has total beneficial ownership of 12,151,434 shares. Such beneficial ownership includes sole voting power with respect to 11,990,108 shares, and sole dispositive power with respect to 12,151,434 shares.
5.According to Amendment No. 12 to Schedule 13G filed by The Vanguard Group, Inc. on February 9, 2023, as of December 30, 2022, it has total beneficial ownership of 8,381,297 shares. Such beneficial ownership includes shared voting power with respect to 88,396 shares, sole dispositive power with respect to 8,219,871 shares and shared dispositive power with respect to 161,426 shares.
6.According to Schedule 13G filed by State Street Corporation on February 1, 2023, as of December 31, 2022, it has total beneficial ownership of 4,389,272 shares. Such beneficial ownership includes shared voting power with respect to 4,226,673 shares and shared dispositive power with respect to 4,389,272 shares.
Healthcare Services Group, Inc. | 2023 Proxy Statement | 41

7.According to Amendment No. 4 to Schedule 13G filed by Mackenzie Financial Corporation on January 27, 2023, as of December 31, 2022, it has total beneficial ownership of 4,173,445 shares. Such beneficial ownership includes sole voting power with respect to 4,173,445 shares and sole dispositive power with respect to 4,173,445 shares.
8.According to Schedule 13G filed by Invesco Ltd. on February 10, 2023, as of December 30, 2022, it has total beneficial ownership of 3,883,775 shares. Such beneficial ownership includes sole voting power with respect to 3,849,111 shares and sole dispositive power with respect to 3,883,775 shares.
9.Theodore Wahl’s beneficial ownership includes incentive stock options to purchase 15,233 shares, and non-qualified stock options to purchase 257,362 shares, all currently exercisable, and 28,997 shares credited to Mr. Wahl’s account (but unissued) in connection with the Company’s SERP. Additionally, it includes 77,958 and 39,389 shares held by Mr. Wahl’s wife and minor children, respectively.
10.Andrew W. Kush’s beneficial ownership includes incentive stock options to purchase 20,108 shares and non-qualified stock options to purchase 46,164 shares, all currently exercisable, and 9,380 shares credited to Mr. Kush’s account (but unissued) in connection with the Company’s SERP.
11.John C. Shea’s beneficial ownership includes incentive stock options to purchase 18,098 shares and non-qualified stock options to purchase 37,374 shares, all currently exercisable, and 10,928 shares credited to Mr. Shea’s account (but unissued) in connection with the Company’s SERP.
12.Patrick J. Orr’s beneficial ownership includes incentive stock options to purchase 12,169 shares and non-qualified stock options to purchase 20,584 shares, all currently exercisable, and 4,652 shares credited to Mr. Orr’s account (but unissued) in connection with the Company’s SERP.
13.Robert L. Frome’s beneficial ownership includes non-qualified stock options to purchase 32,007 shares, all currently exercisable.
14.Dino D. Ottaviano’s beneficial ownership includes non-qualified stock options to purchase 32,008 shares, all currently exercisable.
15.John J. McFadden’s beneficial ownership includes non-qualified stock options to purchase 32,007 shares, all currently exercisable.
16.Diane S. Casey’s beneficial ownership includes non-qualified stock options to purchase 26,005 shares, all currently exercisable.
17.Jude Visconto’s beneficial ownership includes non-qualified stock options to purchase 22,005 shares, all currently exercisable.
18.Daniela Castagnino’s beneficial ownership includes non-qualified stock options to purchase 7,002 shares, all currently exercisable.
19.Laura Grant’s beneficial ownership includes non-qualified stock options to purchase 3,001 shares, all currently exercisable.
20.Kurt Simmons, Jr.s’ beneficial ownership includes 4,702 deferred stock units.
21.Andrew M. Brophy’s beneficial ownership includes 1,819 shares credited to Mr. Brophy’s account (but unissued) in connection with the Company’s SERP.
22.Includes 641,198 shares underlying stock options granted to this group and the beneficial ownership of an executive officer who is not considered an NEO for the purposes of this year's Proxy statement. All stock options reflected in the security ownership table are currently exercisable; also includes 58,887 shares credited to the accounts of the executive officers (but unissued) in connection with the Company’s SERP.
23.Less than 1% of the outstanding shares.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 42

GENERAL INFORMATION

2023 Annual Meeting of Shareholders

Courtyard Philadelphia	May 30, 2023
Bensalem, Pennsylvania 19020	10:00 a.m. Eastern Daylight Time

The Record Date for the Annual Meeting is March 29, 2023. Only shareholders of record as of the close of business on this date are entitled to vote at the Annual Meeting. You are invited to vote on the proposals described in this Proxy Statement because you were a Healthcare Services Group, Inc. shareholder on the Record Date, March 29, 2023.

What constitutes a quorum?

In order to carry on the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is required to constitute a quorum at the Annual Meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for the election to our Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Ratification of Independent Registered Public Accounting Firm and Approval of Amendment to 2020 Plan

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy and entitled to vote is required for approval of Proposal No. 2 and Proposal No. 3.

Approval of Executive Compensation

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting in person or by proxy and entitled to vote will be deemed to have received the non-binding approval of Proposal No. 4.

Approval of Frequency of Shareholder Advisory Votes on Executive Compensation

With respect to Proposal No. 5, the option receiving the most votes among the choices for frequency of the shareholder advisory vote on executive compensation will be deemed to have received the non-binding approval of the shareholders.

How are votes counted?

You may either vote ‘FOR’ or ‘WITHHOLD’ authority to vote for each nominee for election to the Board. You may vote ‘FOR,’ ‘AGAINST’ or ‘ABSTAIN’ on Proposal No. 2, Proposal No. 3 and Proposal No. 4. With respect to Proposal No. 5., a shareholder can choose a vote every ‘three years,’ ‘two years,’ ‘one year,’ or “ABSTAIN.’ Abstentions will be counted as present for purposes of determining the existence of a quorum, but will have no effect on the vote of the particular proposal. If you sign and submit a proxy card without voting instructions, your shares will be voted ‘FOR’ each director nominee, ‘FOR’ Proposal No. 2, Proposal No. 3 and Proposal No. 4, ‘1 YEAR’ for Proposal No. 5 and ‘FOR’ or ‘AGAINST’ any other proposal as recommended by the Board.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on ‘routine’ matters, such as the ratification of the independent registered public accounting firm, but not on ‘non-routine’ proposals, such as the election of directors, amendment to the Stock Plan, the advisory vote regarding executive compensation and the advisory vote on the frequency of shareholder advisory votes on executive compensation. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers
Healthcare Services Group, Inc. | 2023 Proxy Statement | 43

will be counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How to Vote

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

How Proxies Work

Our Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations.

You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote. The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting or by voting in person at the Annual Meeting.

Attending in Person

Only shareholders, their proxy holders and our invited guests may attend the Annual Meeting. For security purposes, all persons attending the Annual Meeting must bring photo identification. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the Annual Meeting. For example, you could bring an account statement showing that you owned shares of the Company’s Common Stock as of the Record Date as acceptable proof of ownership.

Expenses; Proxy Solicitation

All expenses in connection with this solicitation will be borne by the Company. It is expected that solicitation will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone, facsimile, email or in person, without additional compensation, except for reimbursement of out-of-pocket expenses.

Deadline for Shareholder Proposals

Under our Second Amended and Restated By-laws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Second Amended and Restated By-laws for a director nomination or other business. With respect to the 2024 annual meeting, such notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices no later than the close of business on December 23, 2023 (the 120th day prior to the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting). Shareholders who desire to present a proposal to be included in our proxy statement for our 2024 annual meeting must submit the proposal to us no later than December 23, 2023 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any such proposal must be sent in writing to the Secretary of the Company at the principal executive offices. In addition to the notice and information requirements contained in our Second Amended and Restated By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets
Healthcare Services Group, Inc. | 2023 Proxy Statement | 44

forth the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2024 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

Director Independence

In accordance with the listing requirements of NASDAQ, a majority of the current members of the Company’s Board of Directors are independent, namely: Diane S. Casey, Daniela Castagnino, Robert L. Frome, Laura Grant, John J. McFadden, Dino D. Ottaviano, Kurt Simmons, Jr. and Jude Visconto. Accordingly, if Messrs. Frome, McFadden, Ottaviano, Simmons, Jr. and Visconto and Mmes. Casey, Castagnino and Grant are re-elected as members of the Board of Directors, a majority of the members of the Company’s Board of Directors will continue to be independent.

Compensation Committee Interlocks and Insider Participation

No member of the NCSO was an officer or employee of the Company or any subsidiary of the Company during the fiscal year ended December 31, 2022. No member of the NCSO Committee was a member of the compensation committee of another entity during the fiscal year ended December 31, 2022. None of our executive officers was a director or a member of the NCSO Committee of another entity during the fiscal year ended December 31, 2022. There were no transactions between any member of the NCSO Committee and the Company during the fiscal year ended December 31, 2022 requiring disclosure pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Certain Relationships and Transactions with Related Parties

The Company’s Audit Committee is responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer, other employee or family member thereof. The Audit Committee does not have a formal written policy which sets forth its policies and procedures with respect to reviewing a related party transaction. The Audit Committee, however, will not approve any transaction unless the transaction is on terms comparable to those available to unaffiliated third parties and have terms reasonably expected to benefit the Company.

Matthew J. McKee, MBA, the brother-in-law of Theodore Wahl, joined the Company in 2004 and is currently employed by the Company as Chief Communications Officer. During 2022, Mr. McKee earned total compensation for such service of approximately $669,000, consisting of $364,000 in base salary, $20,000 of incentive compensation, $209,000 of stock awards, $53,000 in option awards, nothing in non-qualified deferred compensation earnings and $23,000 of other compensation. The Audit Committee believes that the compensation paid to Mr. McKee is comparable to the compensation the Company would pay to a non-relative employee in a similar position.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and 10% shareholders to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) reports which they file.

In accordance with Subsection 229.405 (Item 405) of Regulation S-K, the Company is not aware of any delinquent Section 16(a) reports nor is it aware of any known failures to file for the year ended December 31, 2022.

Other Matters

So far as is now known, there is no business other than that described above to be presented for action by the shareholders at the Annual Meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the Annual Meeting, or any adjournment or postponement thereof, in accordance with the discretion of the persons named therein.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 45

ANNUAL REPORT

The 2022 Annual Report to Shareholders, including financial statements, is available under “2022 Proxy Materials” at www.proxydocs.com/HCSG. Certain information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 17, 2023, is incorporated by reference to this Proxy Statement.

By Order of the Board of Directors,
JUDE VISCONTO Chairman

Dated:	April 28, 2023
Bensalem, Pennsylvania

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder of record on the record date upon written request addressed to: Secretary, Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020 or by visiting the Company’s website at www.hcsg.com.

Healthcare Services Group, Inc. | 2023 Proxy Statement | 46

Healthcare SERVICES GROUP

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/HCSG**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-390-5232**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Healthcare Services Group, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 29, 2023

TIME: Tuesday, May 30, 2023 10:00 AM, EDT
PLACE: Courtyard Philadelphia Bensalem
3280 Tillman Drive, Bensalem, Pennsylvania 19020

This proxy is being solicited on behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Theodore Wahl and Jason J. Bundick (the "Named Proxies"), and each or either of them, as attorneys proxies of the undersigned with full power of substitution and revocation, to vote all of the shares of common stock of Healthcare Services Group, Inc., a Pennsylvania corporation (the "Company"), the undersigned is entitled to vote at the Company's 2023 Annual Meeting of Shareholders to be held at the Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, PA 19020, on Tuesday, May 30, 2023 at 10:00 a.m. (EDT), and at any adjournment or postponement thereof, upon the matters specified herein and upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The undersigned confers authority upon such attorneys proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED AS RECOMMENDED IN THE PROXY STATEMENT. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Healthcare Services Group, Inc.

Annual Meeting of Shareholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY **1 YEAR** ON PROPOSAL 5.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect nine directors;					
		FOR	WITHHOLD			
	1.01 Diane S. Casey	☐	☐			FOR
	1.02 Daniela Castagnino	☐	☐			FOR
	1.03 Robert L. Frome	☐	☐			FOR
	1.04 Laura Grant	☐	☐			FOR
	1.05 John J. McFadden	☐	☐			FOR
	1.06 Dino D. Ottaviano	☐	☐			FOR
	1.07 Kurt Simmons, Jr.	☐	☐			FOR
	1.08 Jude Visconto	☐	☐			FOR
	1.09 Theodore Wahl	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2023;	☐	☐	☐		FOR
3.	To approve an amendment to the Company's 2020 Omnibus Incentive Plan to increase the number of shares of our common stock authorized for issuance by 2,500,000 shares;	☐	☐	☐		FOR
4.	To consider an advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement;	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
5.	To consider an advisory vote on the frequency of future shareholder advice on executive compensation; and	☐	☐	☐	☐	1 YEAR
6.	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.					

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________